EXHIBIT 2.1


                                                                 Execution Copy

                               PURCHASE AND SALE

                                   AGREEMENT

                          dated as of August 2, 2001

                                 By and Among

                                 Azurix Corp.,

                         American Water Services, Inc.

                                      and

                      American Water Works Company, Inc.



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                          PURCHASE AND SALE AGREEMENT

                               TABLE OF CONTENTS

                                  ARTICLE I.
                                  DEFINITIONS

Section 1.01. Definitions....................................................1
Section 1.02. Rules of Construction..........................................1

                                  ARTICLE II.
                               SALE AND PURCHASE

Section 2.01. Sale and Purchase of Subject Company Stock.....................2
Section 2.02. Purchase Price.................................................2
Section 2.03. Manner of Determining the Estimated Purchase Price.............3
Section 2.04. Closing .......................................................3
Section 2.05. Post-Closing Purchase Price Adjustment Amount..................5
Section 2.06. Procedures for Calculating and Paying the Purchase Price
                Adjustment Amount............................................5

                                 ARTICLE III.
                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

Section 3.01. Organization and Qualification.................................7
Section 3.02. Authorization of Agreement.....................................7
Section 3.03. Approvals and Consents.........................................8
Section 3.04. No Violation...................................................8
Section 3.05. No Brokers.....................................................9
Section 3.06. Title to Subject Company Stock.................................9

                                  ARTICLE IV.
          REPRESENTATIONS AND WARRANTIES REGARDING SUBJECT COMPANIES

Section 4.01. Organization; Qualification; Subsidiaries......................9
Section 4.02. Organizational Documents......................................10
Section 4.03. Approvals and Consents........................................10
Section 4.04. No Violation..................................................10
Section 4.05. Capitalization................................................11
Section 4.06. Title to Properties...........................................12
Section 4.07. Financial Statements..........................................13
Section 4.08. Authorizations................................................14
Section 4.09. Compliance With Laws; Regulation of Businesses................14
Section 4.10. Insurance.....................................................15
Section 4.11. Taxes.........................................................15
Section 4.12. Material Contracts............................................17
Section 4.13. Employees.....................................................18


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Section 4.14. Environmental Matters.........................................21
Section 4.15. Litigation....................................................22
Section 4.16. Material Adverse Changes......................................23
Section 4.17. Intellectual Property.........................................23
Section 4.18. Transactions with Affiliates..................................24
Section 4.19. SEC Filings...................................................24

                                  ARTICLE V.
                REPRESENTATIONS AND WARRANTIES REGARDING BUYER

Section 5.01. Organization and Qualification................................25
Section 5.02. Authorization of Agreement....................................25
Section 5.03. Approvals and Consents........................................25
Section 5.04. No Violation..................................................25
Section 5.05. Financing Commitments.........................................26
Section 5.06. No Brokers....................................................26
Section 5.07. Investment in Subject Company Stock...........................26

                                  ARTICLE VI.
                            COVENANTS OF THE SELLER

Section 6.01. Affirmative Covenants Regarding Operation of the Businesses...26
Section 6.02. Negative Covenants Regarding the Operation of the Businesses..27
Section 6.03. Access to Information.........................................30
Section 6.04. Conversion of Intercompany Indebtedness.......................31
Section 6.05. Employees.....................................................31
Section 6.06. Covenants Not to Compete......................................31
Section 6.07. Insurance.....................................................32

                                 ARTICLE VII.
                            COVENANTS OF THE BUYER

Section 7.01. Corporate Name................................................33
Section 7.02. Guarantees....................................................33
Section 7.03. Employee Benefits.............................................34

                                 ARTICLE VIII.
                               MUTUAL COVENANTS

Section 8.01. Appropriate Action; Consents; Filings.........................35
Section 8.02. Public Announcements..........................................36
Section 8.03. Taxes.........................................................36
Section 8.04. Expenses......................................................39
Section 8.05. Post-Closing Matters..........................................40

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                                  ARTICLE IX.
                             CONDITIONS TO CLOSING

Section 9.01. Conditions to Obligations of Each Party Under This Agreement..41
Section 9.02. Conditions to the Seller's Obligations........................41
Section 9.03. Additional Conditions to the Buyer's Obligations..............42

                          ARTICLE X. INDEMNIFICATION

Section 10.01. Survival of Representations, Warranties, Covenants and
                 Agreements.................................................43
Section 10.02. General Indemnification......................................43
Section 10.03. Procedures...................................................46
Section 10.04. Consequential Damages........................................48
Section 10.05. Sole Remedy..................................................48
Section 10.06. Tax Effect of Payments.......................................49

                                  ARTICLE XI.
                       TERMINATION, AMENDMENT AND WAIVER

Section 11.01. Termination..................................................49
Section 11.02. Effect of Termination........................................50
Section 11.03. Waiver.......................................................51

                                 ARTICLE XII.
                               FINANCIAL SUPPORT

Section 12.01. Guarantee of Parent..........................................51
Section 12.02. Representation and Warranties Regarding Parent...............51
Section 12.03. Financial Support of Seller..................................52

                                 ARTICLE XIII.
                                 MISCELLANEOUS

Section 13.01. Notices......................................................53
Section 13.02. Severability.................................................54
Section 13.03. Entire Agreement.............................................54
Section 13.04. Assignment...................................................54
Section 13.05. Parties in Interest..........................................55
Section 13.06. Failure or Indulgence Not Waiver.............................55
Section 13.07. Disclosure Letters...........................................55
Section 13.08. Governing Law................................................55
Section 13.09. Counterparts.................................................55
Section 13.10. Amendment....................................................55
Section 13.11. Disclaimer...................................................55

ANNEX A  Definitions
ANNEX B  Form of Escrow Agreement

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          This PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of
August 2, 2001 is by and among Azurix Corp., a Delaware corporation (the "Seller"), American Water Services, Inc., a Delaware corporation (the "Buyer"), and American Water Works Company, Inc., a Delaware corporation (the "Parent").

                                   RECITALS:

         WHEREAS the Seller is the record and beneficial owner of the Subject Company Stock; and

         WHEREAS the Seller desires to sell, and the Buyer desires to purchase, the Subject Company Stock for the Purchase Price on the terms and subject to the conditions set forth herein; and

         WHEREAS, the Parent owns all of the outstanding Equity Securities of the Buyer and thus will benefit from the transactions contemplated by this Agreement.

         NOW, THEREFORE, the parties hereto, in consideration of the premises and of the mutual representations, warranties and covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, agree as follows:

                                  ARTICLE I.
                                  DEFINITIONS

     Section 1.01. Definitions. Certain capitalized and other terms used in this Agreement are defined in Annex A hereto and are used herein with the meanings ascribed to them therein.

     Section 1.02. Rules of Construction.

          (a) Unless the context otherwise requires, as used in this
     Agreement: (i) a term defined in Annex A has the meaning ascribed to it in Annex A; (ii) an accounting term not otherwise defined herein has the meaning ascribed to it in accordance with GAAP; (iii) "including" and its variants mean "including, without limitation" and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to "written" or "in writing" include in electronic form; (vi) words applicable to one gender shall be construed to apply to each gender; (vii) the terms "hereof," "herein," "hereby," "hereto" and derivative or similar words refer to this entire Agreement, including the Annexes hereto; (viii) the terms "Article," "Section," and "Annex" refer to the specified Article, Section or Annex of or to this Agreement; and (ix) the term "Schedule" refers to the appropriate Schedule to the Seller's Disclosure Letter or the Buyer's Disclosure Letter.

          (b) A reference to any Law or Regulation includes all other Laws and Regulations varying, consolidating or replacing the same, and a reference to a statute includes all regulations, policies, protocols,

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     proclamations, executive orders and ordinances issued or otherwise applicable under that statute unless, in any such case, otherwise expressly provided in any such statute or in this Agreement; a reference to a particular section, paragraph or other part of a particular statute shall be deemed to be a reference to any other section, paragraph or other part substituted therefor from time to time.

          (c) A reference to any Person includes such Person's successors and permitted assigns.

          (d) Any reference to "days" means calendar days unless Business Days are expressly specified.

          (e) The Annexes to this Agreement and the Seller's Disclosure Letter and the Buyer's Disclosure Letter delivered pursuant to this Agreement are incorporated herein by reference and made a part hereof for all purposes.

          (f) Any references to "dollars" or "$" means dollars of the United States of America unless expressly specified otherwise. If, for purposes of the calculation of the Purchase Price Adjustment Amount, any conversion is required between dollars of the United States of America and any other currency, including Canadian dollars, that conversion shall be made in accordance with GAAP.

          (g) The Seller and the Buyer, each represented by legal counsel, have each participated in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation should arise, this Agreement shall be construed as if drafted jointly by such parties and no presumption or burden of proof shall arise favoring or burdening any party hereto by virtue of the authorship of any of the provisions of this Agreement.

                                  ARTICLE II.
                               SALE AND PURCHASE

     Section 2.01. Sale and Purchase of Subject Company Stock. On the terms and subject to the conditions contained in this Agreement, the Seller agrees to sell, and the Buyer agrees to purchase, the Subject Company Stock on the Closing Date. The consideration to be paid by the Buyer for the Subject Company Stock shall be determined pursuant to the further provisions of this
Article II.

     Section 2.02. Purchase Price. The parties hereto have agreed that the price to be paid by the Buyer for the Subject Company Stock (the "Purchase Price") shall be:

          (a) $141,500,000, and

          (b) either (i) plus the amount, if any, by which $8,300,000 exceeds the Closing Date Indebtedness or (ii) less the amount, if any, by which the Closing Date Indebtedness exceeds $8,300,000, as applicable, and

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          (c) either (i) plus the amount, if any, by which the Closing Date
     Working Capital exceeds $5,000,000 or (ii) less the amount, if any, by which $5,000,000 exceeds the Closing Date Working Capital, as applicable, and

          (d) either (i) plus the amount, if any, by which the Closing Date 338(h)(10) Value exceeds $6,500,000 or (ii) less the amount, if any, by which $6,500,000 exceeds the Closing Date 338(h)(10) Value, as applicable.

     The Buyer shall pay the Purchase Price by paying the Estimated Purchase Price at Closing pursuant to Sections 2.04(b) and (d)(i) below, and by subsequently paying or receiving the Purchase Price Adjustment Amount, as appropriate, pursuant to Sections 2.05 and 2.06 below.

     Section 2.03. Manner of Determining the Estimated Purchase Price. The Seller shall deliver to the Buyer in writing, no less than five Business Days prior to the Closing Date, (i)(A) a good faith estimate of the Closing Date Indebtedness as of the close of business on the Business Day immediately preceding the Closing Date (the "Estimated Closing Date Indebtedness") and (B) a good faith estimate of the Closing Date Working Capital as of the close of business on the Business Day immediately preceding the Closing Date (the "Estimated Closing Date Working Capital"), in each case using the most recent financial information available, (ii) a statement of the calculation of the estimated Purchase Price using the Estimated Closing Date Indebtedness (rather than the Closing Date Indebtedness) and the Estimated Closing Date Working Capital (rather than the Closing Date Working Capital) and assuming for purposes of this estimate that the Closing Date 338(h)(10) Value equals $6,500,000 (the "Estimated Purchase Price"), (iii) the financial information used to derive the Estimated Purchase Price, the Estimated Closing Date Indebtedness and the Estimated Closing Date Working Capital, and (iv) a certificate signed by an officer or director of the Seller to the effect that the Estimated Purchase Price, the Estimated Closing Date Indebtedness and the Estimated Closing Date Working Capital were determined in good faith in accordance with the Adjusted GAAP Principles (as defined below).

     Section 2.04. Closing. The transactions contemplated hereby (other than those transactions relating to the Purchase Price Adjustment Amount contemplated in Section 2.05) shall be consummated at a closing (the "Closing") that shall be held at the offices of Vinson & Elkins L.L.P., 666 Fifth Avenue, 26th Floor, New York, NY 10103, at 9:00 a.m. local time on the Closing Date. The "Closing Date" shall be: (x) the fifth Business Day after the later to occur of (i) the date on which the Closing Conditions (other than the deliveries to be made at Closing by the Seller or the Buyer) have been fulfilled or waived and (ii) the earlier to occur of (A) the date on which the City consents (or indicates that no such consent is required) in writing in a manner reasonably acceptable to the Buyer to the purchase of the Subject Company Stock by the Buyer pursuant to the terms hereof or unconditionally terminates (without regard, however, to any condition constituting the Closing or consummation of the transactions contemplated hereby) or irrevocably agrees in writing in a manner reasonably acceptable to the Buyer to terminate the


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Hamilton-Wentworth Agreement or (B) the 90th day after the date of this
Agreement; or (y) such other date as the Seller and the Buyer may, by written agreement, establish. At the Closing, the following events shall occur, each event being (i) conditioned on the occurrence or waiver of each other event and (ii) deemed to occur simultaneously with each other event:

          (a) The Seller shall deliver to the Buyer:

               (i) the certificate or certificates evidencing the Subject Company Stock, which certificates shall be duly endorsed for transfer or accompanied by duly executed stock transfer powers;

               (ii) the certificate required by Section 9.03(c) of this Agreement;

               (iii) the director and officer resignations required by
     Section 9.03(d) of this Agreement;

               (iv) the minute books, stock records and corporate seals required by Section 9.03(e) of this Agreement; and

               (v) the certificate required by Section 9.03(g) of this Agreement.

          (b) The Buyer shall pay to the Seller the Estimated Purchase Price, less the Escrow Amount, if any, in United States Dollars by wire transfer of immediately available funds to the wire transfer address of the Seller, which address shall have been designated by the Seller by notice to the Buyer on or before the second Business Day before the Closing Date.

          (c) The Buyer shall deliver to the Seller:

               (i) the certificate required by Section 9.02(c) of this Agreement; and

               (ii) as applicable, evidence satisfactory to the Seller of the releases and substitute guarantees or letters of credit required by Sections 7.02 of this Agreement.

          (d) Unless any of the circumstances described in clause (x)(ii)(A) of the introductory paragraph of this Section 2.04 shall have occurred:

               (i) the Buyer shall deposit with the Escrow Agent the Escrow Amount, in United States Dollars by wire transfer of immediately available funds to the wire transfer address of the Escrow Agent, which address shall have been designated by the Escrow Agent by notice to the Buyer on or before the second Business Day before the Closing Date, and the Escrow Amount shall be released as provided in the Escrow Agreement;



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               (ii) the Seller shall deliver to the Buyer a copy of the Escrow
     Agreement, executed by the Seller, as required by Section 9.03(f) of this Agreement;

               (iii) the Buyer shall deliver to the Seller a copy of the Escrow Agreement, executed by the Buyer, as required by Section 9.02(d) of this Agreement; and

               (iv) each of the Buyer and the Seller shall deliver a copy of the Escrow Agreement, executed by such party, to the Escrow Agent, and Escrow Agent shall deliver to each such party a copy of the Escrow the Agreement executed by the Escrow Agent.

     Section 2.05. Post-Closing Purchase Price Adjustment Amount. After the Closing, an additional amount shall be paid, which amount (the "Purchase Price Adjustment Amount") shall be determined by the Seller and the Buyer in accordance with this Section 2.05 and Section 2.06. The Purchase Price Adjustment Amount shall be equal to the sum (whether positive or negative) of the amounts determined pursuant to subsections (a), (b) and (c) (in each case whether that amount is positive or negative):

          (a) the Closing Date Working Capital minus the Estimated Closing Date Working Capital; plus

          (b) the Estimated Closing Date Indebtedness minus the Closing Date Indebtedness; plus

          (c) the Closing Date 338(h)(10) Value minus $6,500,000.

     Section 2.06. Procedures for Calculating and Paying the Purchase Price Adjustment Amount.

          (a) As soon as practicable after the Closing Date but in no event later than the 90th day after the Closing Date, the Buyer shall prepare or cause to be prepared, and shall deliver to the Seller, the Closing Balance Sheet (as defined below) and a schedule setting forth the Buyer's calculation of the Purchase Price Adjustment Amount, including a worksheet setting forth its calculation of each of the amounts set forth in subsections (a), (b) and (c) of Section 2.05, and the Buyer shall thereafter provide to the Seller such supporting work papers or other supporting information as may be reasonably requested by the Seller. The Closing Date Working Capital and the Closing Date Indebtedness shall be determined from a balance sheet of the Businesses as of the close of business on the Business Day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared in accordance with GAAP applied in a manner consistent with the accounting principles and practices applied in the preparation of the AIC Financial Statements and ANA Financial Statements; provided, however, that: (i) the Closing Balance Sheet shall contain all normal year-end adjustments which would be required if the Closing were to occur on the last day of the


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     Subject Companies' fiscal year; (ii) any receivables or payables owed by or owed to the Seller or its Subsidiaries (other than trade payables incurred in the ordinary course of business with the Seller's Subsidiaries) shall not be reflected in the Closing Balance Sheet; (iii) Taxes (including deferred Taxes) shall not be reflected in the Closing Balance Sheet; and (iv) the respective amounts included for litigation reserves and for any other reserves or any accruals which were determined for each of the AIC Balance Sheet and ANA Balance Sheet by subjective estimates shall not be changed from the amounts included in the AIC Balance Sheet and ANA Balance Sheet except to reflect (A) cash payments made subsequent to the date of the AIC Balance Sheet and ANA Balance Sheet, and (B) changes in circumstances or events occurring between the date of the AIC Balance Sheet and ANA Balance Sheet and the Closing Date, but only if such changes either definitively resolve or otherwise conclusively establish the amount of the liability exposure with respect to which the reserve or accrual in question has been established. GAAP as so adjusted by the foregoing provisions (i), (ii), (iii) and (iv) of this
     Section 2.06(a) is referred to herein as the "Adjusted GAAP Principles." The Seller shall cooperate with Buyer and make available to Buyer such books, records, other information (including work papers) and personnel of Seller which Buyer may reasonably request in order to prepare the Closing Balance Sheet and any schedules to be delivered pursuant to this
     Section 2.06(a).

          (b) If the Seller shall have any objections to the Buyer's calculation of the Purchase Price Adjustment Amount or the elements of or the amounts reflected in the Closing Balance Sheet, the Seller shall so notify the Buyer no later than the tenth day after delivery of the Closing Balance Sheet and any related schedules, whereupon the Buyer and the Seller shall endeavor in good faith for a period not to exceed 15 days from the date of delivery of such notice to resolve their differences (the "Differences"). If at the end of the 15-day period the parties are unable to resolve any of their Differences, the Seller and the Buyer shall submit the calculation and resolution of such Differences to Ernst & Young LLP or an Independent Public Accounting Firm of recognized national standing in the United States as they may agree in writing. If Ernst & Young LLP refuses or fails to serve and the Buyer and the Seller have not agreed on an Independent Public Accounting Firm by the end of the 15-day period referred to above, the Independent Public Accounting Firm shall be selected by lot from those Independent Public Accounting Firms of recognized national standing in the United States that are willing to act and, if there are no such Independent Public Accounting Firms, from the willing Independent Public Accounting Firms of recognized regional standing in one or more regions of the United States in which a Subject Company has offices (the Independent Public Accounting Firm selected pursuant to the foregoing procedures or Ernst & Young LLP, as the case may be, the "Accounting Mediator"). The Accounting Mediator shall resolve such Differences and such resolution shall be (i) in writing and signed by the Accounting Mediator, (ii) delivered to the Buyer and the Seller as soon as practicable after the Differences are submitted to the Accounting Mediator but not later than the 30th day after such submission, (iii) made in accordance with this Agreement and


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     (iv) conclusive and binding on the parties hereto on the date of delivery of such resolution. If the foregoing procedure does not result in the selection of an Accounting Mediator or the Accounting Mediator does not or is unwilling to resolve all of the Differences on or before the expiration of 30 days from the date of submission of the Differences, either party shall be entitled for a period of 15 additional days to apply for AAA Arbitration of the unresolved Differences, and, if a party so applies, the parties shall submit the matter to AAA Arbitration, which shall be binding upon the parties. If neither party shall apply for AAA Arbitration of the unresolved Differences, the Purchase Price Adjustment Amount shall be deemed to be the amount provided by the Buyer to the Seller pursuant to this subsection, adjusted to reflect those Differences that were theretofore resolved, if any, by the parties or, if applicable, by the Accounting Mediator. The fees and expenses of the Accounting Mediator or AAA Arbitration or both, if any, shall be borne equally by the Buyer and the Seller.

          (c) If the Purchase Price Adjustment Amount as finally determined (whether by agreement of the parties, lapse of time or resolution of the Differences) is positive, the Buyer shall pay to the Seller the Purchase Price Adjustment Amount plus interest from the Closing Date to the Final Payment Date, inclusive of each such date, at a per annum floating rate of interest equal to the prime rate, as published from time to time in the Money Rates section of The Wall Street Journal. If the Purchase Price Adjustment Amount as so finally determined is negative, the Seller shall pay to the Buyer the Purchase Price Adjustment Amount plus interest for the period and at the rate described in the preceding sentence.

          (d) Payment of the Purchase Price Adjustment Amount plus accrued interest shall be made by the Buyer or the Seller, as the case may be, to the other in United States Dollars by wire transfer of immediately available funds to the wire transfer address of the other on the fifth Business Day following the date on which the procedures for resolution of the Differences in this Section 2.06 have been completed (the "Final Payment Date"), which wire transfer address shall be designated by the Buyer or the Seller, as the case may be, by notice to the other on or before the second Business Day prior to the Final Payment Date; provided that if no such notice is delivered by the Seller, the Buyer shall make payment to the wire transfer address previously designated by the Seller pursuant to Section 2.04(b).

                                 ARTICLE III.
                REPRESENTATIONS AND WARRANTIES REGARDING SELLER

     The Seller represents and warrants to the Buyer that:

     Section 3.01. Organization and Qualification. The Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

     Section 3.02. Authorization of Agreement. The Seller has all requisite corporate power and authority to execute and deliver this Agreement and to


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perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Seller of this Agreement and the performance by the Seller of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of the Seller and no other corporate proceedings on the part of the Seller are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Seller and (assuming due authorization, execution and delivery hereof by the Buyer and the Parent) constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity or at law or otherwise under applicable
Law).

     Section 3.03. Approvals and Consents. Except for Legal Requirements set forth in Schedule 3.03 to the Seller's Disclosure Letter or those Legal Requirements the noncompliance with which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or the Businesses, and subject to the proviso in the last sentence of this Section 3.03, no filing or registration with, no waiting period imposed by and no Authorization of any Governmental Authority is required under any Legal Requirement applicable to the Seller to permit the Seller to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby. Except as set forth in Schedule 3.03 to the Seller's Disclosure Letter, no Third Person Consent is required to permit the Seller to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby, other than such consents, the failure which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or the Businesses; provided that the failure of Seller to obtain the consent of the City to this transaction shall not constitute a breach of this Section 3.03, it being agreed that the sole consequences of such failure under this Agreement shall be as provided in
Section 10.02(e) and in the Escrow Agreement.

     Section 3.04. No Violation. Upon effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of any Governmental Authority as set forth in Schedule 3.03 to the Seller's Disclosure Letter, and the receipt of all Third Person Consents set forth in Schedule 3.03 to the Seller's Disclosure Letter, neither the execution and delivery by the Seller of this Agreement nor the performance by the Seller of its obligations hereunder (a) (i) violates or breaches or causes a default under any of the terms of any Legal Requirement applicable to the Seller, (ii) contravenes the certificate of incorporation, bylaws or any other organizational document of the Seller or (iii) violates or breaches or causes a default or gives rise to any right of termination, purchase or amendment under any of the terms, conditions or provisions of any indenture, loan, credit agreement, contract, agreement, written commitment, license or other instrument to which any member of the Seller Company Group is a party or by which any member of the Seller Company Group or any of their properties or assets are bound or affected or
(b) will, with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 3.04, except in any such case for any matters described in this


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Section 3.04 that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or the Businesses; provided that the failure of Seller to obtain the consent of the City to this transaction shall not constitute a breach of this Section 3.04, it being agreed that the sole consequences of such failure under this Agreement shall be as provided in Section 10.02(e) and in the Escrow Agreement.

     Section 3.05. No Brokers. No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller, the Subject Companies or their Subsidiaries. All fees and expenses of the Seller incurred pursuant to the engagement of J.P. Morgan Securities Inc. will be discharged by the Seller, and Seller shall indemnify and hold the Buyer and its Affiliates harmless from any claims by J.P. Morgan Securities Inc. in respect of such fees and expenses. This indemnification shall be in addition to the indemnification provided pursuant to Article X and shall not be subject to the thresholds, deductibles or other limitations on amount set forth in
Section 10.02(a).

     Section 3.06. Title to Subject Company Stock. Upon consummation of the transactions contemplated hereby, the Buyer will acquire good title to the Subject Company Stock free and clear of any Liens (other than any created by the Buyer), proxies, restrictions on transfer, voting trust and voting agreements.

                                 ARTICLE IV.
          REPRESENTATIONS AND WARRANTIES REGARDING SUBJECT COMPANIES

     The Seller represents and warrants to the Buyer that:

     Section 4.01. Organization; Qualification; Subsidiaries. Each Subject Company and each of its Subsidiaries are legal entities duly incorporated or formed, validly existing and in good standing (in those jurisdictions in which the concept of good standing is applicable) under the Laws of their respective jurisdictions of incorporation or formation and have all requisite organizational power and authority to own, lease and operate their respective properties and to carry on their respective businesses as they are now being conducted, other than any matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses. Each Subject Company and each of its Subsidiaries is duly qualified and in good standing as a foreign corporation and duly authorized to do business in the jurisdictions set forth in Schedule 4.01 to the Seller's Disclosure Letter, which jurisdictions are the only jurisdictions wherein the properties owned or leased or the nature of activities conducted by it make such qualification necessary, other than any such failure to be so qualified that would not reasonably be expected to have a Material Adverse Effect on the Businesses. Schedule 4.01 to the Seller's Disclosure Letter sets forth a true and complete list of each Subject Company and its Subsidiaries, together with
(a) a specification of the nature of the legal organization of each such Subject Company and Subsidiary, (b) the jurisdiction of incorporation or other formation of each such Subject Company and Subsidiary and the jurisdictions in which each such Subsidiary is qualified as a foreign corporation and (c) a description of the type of Equity Security (voting or non-voting) and the percentage of all of such type of Equity Security outstanding of each such Subsidiary held directly or indirectly by a Subject Company. No Subject Company, directly or indirectly, owns any stock of, or any other interest in, any corporation, partnership, or other entities, with the exception of each Subject Company and its Subsidiaries as set forth in Schedule 4.01 to the Seller's Disclosure Letter.

     Section 4.02. Organizational Documents. The Seller has heretofore made available to the Buyer complete and correct copies of the certificate of incorporation, bylaws or other organizational documents, in each case as amended or restated to the date hereof, of each Subject Company and each of its Subsidiaries. No Subject Company or Subsidiary of a Subject Company is in violation of any of the provisions of its certificate of incorporation, bylaws or other organizational documents.

     Section 4.03. Approvals and Consents. Except for Legal Requirements set forth in Schedule 4.03 to the Seller's Disclosure Letter or those Legal Requirements the noncompliance with which would not prevent a Subject Company or its Subsidiaries from performing this Agreement in all material respects or would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or the Businesses, and subject to the proviso in the last sentence of this Section 4.03, no filing or registration with, no waiting period imposed by and no Authorization of any Governmental Authority is required under any Legal Requirement applicable to a Subject Company or its Subsidiaries to permit the Seller to execute, deliver or perform this Agreement or to permit the Seller, a Subject Company or its Subsidiaries to consummate the transactions contemplated hereby. Except as set forth in Schedule 4.03 to the Seller's Disclosure Letter, no Third Person Consent is required with respect to a Subject Company or its Subsidiaries to permit the Seller to execute, deliver or perform this Agreement or to permit the Seller, a Subject Company or its Subsidiaries to consummate the transactions contemplated hereby, other than such consents the failure which to obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Seller or the Businesses; provided that the failure of Seller to obtain the consent of the City to this transaction shall not constitute a breach of this Section 4.03, it being agreed that the sole consequences of such failure under this Agreement shall be as provided in Section 10.02(e) and in the Escrow Agreement.

     Section 4.04. No Violation. Upon effectuation of all filings and registration with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of any Government Authority as set forth in Schedule 4.03 to the Seller's Disclosure Letter, and the receipt of all Third Person Consents set forth in Schedule 4.03 to the Seller's Disclosure Letter, neither the execution and delivery by the Seller of this Agreement nor the performance by the Seller, the Subject Companies or their Subsidiaries of their obligations hereunder (a) (i) violates or breaches or causes a default under any of the terms of any Legal Requirements applicable to a Subject Company or a Subsidiary of a Subject Company, (ii) contravenes the certificate of incorporation, bylaws or any other organizational document of a Subject Company or a Subsidiary of a Subject Company, (iii) violates or breaches or causes a default or gives rise to any right of termination, purchase or amendment under any of the terms, conditions or provisions of any indenture, loan, credit agreement, contract, agreement, written commitment, license or other instrument to which a Subject Company or any of its Subsidiaries is a party or by which a Subject Company, any of its Subsidiaries or any of their properties or assets are bound or affected, (iv) results in the creation or imposition of any Lien upon any assets of a Subject Company or any Subsidiary of a Subject Company or, except as provided in this Agreement, gives to others any interests or rights therein; (v) results in the maturation or acceleration of any liability or obligation of any Subject Company or any Subsidiary of a Subject Company (or give others the right to cause such a maturation or acceleration); or (vi) results in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any agreement or contract to which any Subject Company or any Subsidiary of a Subject Company is a party or by which any of them may be bound or (b) will, with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section, except in any such case for any matters described in subsection (a) or (b) of this Section that would not prevent the Seller from performing this Agreement in all material respects or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses or, in the case of clauses (v) or (vi) of subsection (a) of this Section, for any matters that occur in the ordinary course of business of the Subject Companies and their Subsidiaries and that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses; provided that the failure of Seller to obtain the consent of the City to this transaction shall not constitute a breach of this Section 4.04, it being agreed that the sole consequences of such failure under this Agreement shall be as provided in Section 10.02(e) and in the Escrow Agreement.

     Section 4.05. Capitalization.

          (a) The sole authorized Equity Securities of each Subject Company, along with a description of each type of such Equity Security and its par value, and the total issued and outstanding Equity Securities of each Subject Company are as set forth in Schedule 4.05(a) to the Seller's Disclosure Letter. No Equity Securities are held in treasury. The Seller is the sole record and beneficial owner of all of the issued and outstanding Equity Securities of each Subject Company.

          (b) Except as may be required by Section 6.04 of this Agreement, no Equity Securities of a Subject Company are reserved for issuance to any Person other than a Subject Company or a Subsidiary of a Subject Company, and there are no contracts, agreements, commitments, arrangements, obligating the Seller or a Subject Company (A) to offer, sell, issue, grant, pledge, dispose of or encumber any Equity Securities of a Subject Company, (B) to redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of a Subject Company or (C) to grant any Lien on any outstanding Equity Securities of a Subject Company.

          (c) Except as set forth in Schedule 4.05 to the Seller's Disclosure Letter, (i) all of the issued and outstanding Equity Securities of each Subject Company and all of the issued and outstanding Equity Securities of each Subsidiary of a Subject Company that are owned by a Subject Company or a Subsidiary of a Subject Company have been duly authorized and are validly issued and, with respect to capital stock, are fully paid and nonassessable, (ii) all such issued and outstanding Equity Securities are owned free and clear of all Liens, proxies, restrictions or transfer, voting trusts or voting agreements; (iii) no such issued and outstanding Equity Securities were obtained by the Seller, a Subject Company or a Subsidiary of a Subject Company, as the case may be, in violation of any preemptive rights, rights of first refusal or similar rights of stockholders, (iv) no Equity Securities of a Subsidiary of a Subject Company are reserved for issuance to any Person other than a Subject Company or a Subsidiary of a Subject Company and there are no contracts, agreements, commitments, arrangements, obligating a Subsidiary of a Subject Company (A) to offer, sell, issue, grant, pledge, dispose of or encumber any of its Equity Securities or (B) to redeem, purchase or acquire, or offer to purchase or acquire, any of its outstanding Equity Securities; and (v) there are no contracts, agreements, commitments, arrangements, obligating a Subject Company or any of its Subsidiaries (A) to offer, sell, issue, grant, pledge, dispose of or encumber any Equity Securities of a Subsidiary of a Subject Company, (B) to redeem, purchase or acquire, or offer to purchase or acquire any outstanding Equity Securities of a Subsidiary of a Subject Company or (C) to grant any Lien on any outstanding Equity Securities of a Subsidiary of a Subject Company.

          (d) Except for revocable proxies, if any, granted by a Subject Company or any of its Subsidiaries with respect to the Equity Securities of any Subsidiary of a Subject Company, there are no voting trusts, proxies or other agreements, commitments or understandings of any character to which a Subject Company or any of its Subsidiaries is a party or by which a Subject Company or any of its Subsidiaries is bound with respect to the voting of any of the Equity Securities of such Subject Company or Subsidiary.

     Section 4.06. Title to Properties. Schedule 4.06 to the Seller's Disclosure Letter contains (a) a list of all real property owned by the Subject Companies or their Subsidiaries (the "Owned Real Property") and (b) a list of all real property leased by the Subject Companies or their Subsidiaries (the "Leased Real Property"). The applicable Subject Companies or Subsidiaries have good and valid title to all of the Owned Real Property and to all of the plant, property and equipment reflected in the ANA Balance Sheet and the AIC Balance Sheet (other than any plant, property or equipment included in Leased Property as defined below) (the "Owned Personal Property" and, together with the Owned Real Property, the "Owned Property"), other than any such Owned Personal Property that has been sold or disposed of in the ordinary course of business consistent with past practice since the date of such Balance Sheet on which such Owned Personal Property was reflected or that is not, individually or in the aggregate, material, which title is free and clear of Liens, other than (i) Liens securing debt, the existence of which is reflected in the ANA Financial Statements and AIC Financial Statements, (ii) Permitted Encumbrances, (iii) Liens securing obligations that are permitted to be incurred under Section 6.02(b)(xvii) of this Agreement and (iv) Liens that, individually or in the aggregate are not material. The Subject Companies or their Subsidiaries hold under valid lease agreements all personal property reflected in the ANA Balance Sheet and AIC Balance Sheet as being held under capitalized leases and all personal property that is subject to the operating leases to which reference is made in the notes to the ANA Financial Statements and AIC Financial Statements (the "Leased Personal Property" and, together with the Leased Real Property, the "Leased Property"), and enjoy peaceful and undisturbed possession of the Leased Property, other than (A) any Leased Personal Property as to which the leases have terminated in the ordinary course of business without any material liability of the Subject Company or Subsidiary party thereto since the date of such Balance Sheet on which the Leased Personal Property was reflected and (B) any Leased Property that, individually or in the aggregate, is not material. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any Owned Real Property or material Leased Real Property and, to the Knowledge of the Seller, no such proceeding is threatened. The Owned Property and the material Leased Property are in good condition (ordinary wear and tear excepted) and are sufficient to carry on the Businesses in the ordinary course as currently conducted. All material Leased Property is leased by a Subject Company or one of its Subsidiaries pursuant to leases which are valid and enforceable. Each Subject Company and each of its Subsidiaries has complied in all material respects with the terms of the leases for material Leased Property to which it is a party and under which it is in occupancy. Notwithstanding anything to the contrary contained herein, the Owned Property and the Leased Property do not include the Subject Company Intellectual Property.

     Section 4.07. Financial Statements.

          (a) Attached to Schedule 4.07(a) to the Seller's Disclosure Letter are copies of the ANA Financial Statements. The ANA Financial Statements
     (i) have been prepared in accordance with GAAP (except to the extent indicated in any available notes thereto) consistently applied in each case (except to the extent required by changes in GAAP) and (ii) fairly present the consolidated financial position of ANA and its consolidated Subsidiaries as of the respective dates thereof and the results of operations and, where available, cash flows of ANA and such Subsidiaries for the periods indicated.

          (b) Attached to Schedule 4.07(b) to the Seller's Disclosure Letter are copies of the AIC Financial Statements. The AIC Financial Statements
     (i) have been prepared in accordance with GAAP (except to the extent indicated in any available notes thereto) consistently applied in each case (except to the extent required by changes in GAAP) and (ii) fairly present the consolidated financial position of AIC and its consolidated Subsidiaries as of the respective dates thereof and the results of operations of AIC and its consolidated Subsidiaries as of the respective dates hereof and the results of operations and, where available, cash flows of AIC and such Subsidiaries for the periods indicated.

          (c) There exist no liabilities or obligations of any nature, whether absolute or contingent, which liabilities or obligations would be required to be reflected or reserved against in a consolidated balance sheet of the Subject Companies and their Subsidiaries prepared in accordance with GAAP as of the date of this Agreement, other than liabilities or obligations that are (i) specifically reflected, reserved for or disclosed in the ANA Financial Statements or the AIC Financial Statements, (ii) incurred in the ordinary course of business of a Subject Company and its Subsidiaries since December 31, 2000 or (iii) disclosed in Schedule 4.07(c) to the Seller's Disclosure Letter.

     Section 4.08. Authorizations.

          (a) The Subject Companies and their Subsidiaries have obtained and hold all Authorizations that are required under applicable Laws or necessary to carry on their Businesses as currently conducted, except for any such Authorizations which, if not obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Businesses and except for Authorizations pursuant to Environmental Laws and Regulations (which are addressed in Section 4.14). All such Authorizations are in full force and effect and all fees and charges payable with respect thereto as of the date of this Agreement have been paid.

          (b) Except as disclosed in Schedule 4.08 to the Seller's Disclosure Letter, with respect to each Subject Company and each Subsidiary of a Subject Company, since May 18, 1999 (or, if later, the date on which the Seller acquired its direct or indirect interest in such Subject Company or Subsidiary) and, to the Knowledge of the Seller, prior to such date, the Subject Companies and their Subsidiaries have not received from any Governmental Authority specific written notification that any of such Authorizations (i) is not in full force and effect, (ii) has been violated in any respect or (iii) is subject to any suspension, revocation or cancellation, except in any circumstances that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

          (c) There is no action, proceeding or investigation pending or, to the Knowledge of the Seller, threatened regarding suspension, revocation or cancellation of any of such Authorizations, except in any circumstances in which the suspension, revocation or cancellation of such Authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

     Section 4.09. Compliance With Laws; Regulation of Businesses.

          (a) Except as provided in Section 4.14 or as disclosed in Schedule
     4.09 to the Seller's Disclosure Letter, each Subject Company and each Subsidiary of a Subject Company is in compliance with all Authorizations obtained from any Governmental Authority and the Laws and Regulations applicable to such Subject Company, Subsidiary and their respective Businesses, except for any such noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

          (b) Except as provided in Section 4.14 or as disclosed in Schedule
     4.09 to the Seller's Disclosure Letter, with respect to each Subject Company and each Subsidiary of a Subject Company, since May 18, 1999 (or, if later, the date on which the Seller first acquired its direct or indirect interest in such Subject Company or Subsidiary) and, prior to such date, to the Seller's Knowledge:

               (i) Such Subject Company or Subsidiary has not received written notification from any Governmental Authority that it is not in compliance with all applicable Laws and Regulations or that it is in default with respect to any Order applicable to any such Subject Company or Subsidiary, except for any specific notification concerning events of noncompliance or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Businesses.

               (ii) Such Subject Company or Subsidiary has filed for the related Business all reports required to be filed by it with the appropriate Governmental Authority that regulates that Business, except where the failure to file any such reports would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses. Such reports have been prepared in all material respects in accordance with applicable Legal Requirements.

     Section 4.10. Insurance

          (a) Schedule 4.10 to the Seller's Disclosure Letter sets forth a list, including the name of the underwriter, the risks insured, coverage and related limits and deductibles and expiration dates, of the principal insurance policies currently maintained by the Seller Company Group or the Subject Company Groups for the benefit of one or more of the Subject Companies and their respective Subsidiaries, which policies will not apply to the Businesses after the Closing.

          (b) Except as set forth on Schedule 4.10 to the Seller's Disclosure Letter, all such insurance policies are on an "occurrence," as opposed to "claims made," basis.

     Section 4.11. Taxes.

          (a) (i) Except as set forth in Schedule 4.11 to the Seller's Disclosure Letter, all Tax Returns that were required to be filed by or with respect to a Subject Company or a Subsidiary of a Subject Company have been duly and timely filed, (ii) all items of income, gain, loss, deduction and credit or other items ("Tax Items") required to be included in each such Tax Return have been so included and all such Tax Items and any other information provided in each such Tax Return are true, correct and complete, and each such Tax Return has been prepared in accordance with all applicable Laws and Regulations, (iii) all Taxes owed with respect to each such Tax Return, whether or not shown as due on each such Tax Return, have been timely paid in full, (iv) no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, and (v) all Tax withholding and deposit requirements imposed on or with respect to a Subject Company and its Subsidiaries have been satisfied in full in all respects.

          (b) No waiver of any statute of limitations in respect of Taxes or any extension of time with respect to a Tax assessment or deficiency is in force with respect to a Subject Company or Subsidiary of a Subject Company.

          (c) Except as disclosed in Schedule 4.11(c) to the Seller's Disclosure Letter, there are no pending written proposed deficiencies or other written claims for unpaid Taxes or current audits of a Subject Company or Subsidiary of a Subject Company, and no Subject Company or Subsidiary of a Subject Company has been notified by any Governmental Authority that it is or may be required to file Tax Returns where it has not filed such Tax Returns.

          (d) There is no agreement, contract, arrangement or plan that has resulted or could result, separately or in the aggregate, in the payment of any "excess parachute payments" within the meaning of Section 280G of the Code by or on behalf of a Subject Company or Subsidiary of a Subject Company.

          (e) Except as disclosed in Schedule 4.11(e) to the Seller's Disclosure Letter, no Subject Company or Subsidiary of a Subject Company has ever (i) filed (or had filed on its behalf) any consent agreement under Section 341(f) of the Code, (ii) been the subject of a Tax ruling that would have continuing effect to any Subject Company or Subsidiary of a Subject Company after the Closing, (iii) been the subject of a closing agreement with any Governmental Authority that would have continuing effect to any Subject Company or Subsidiary of a Subject Company after the Closing, (iv) filed (or had filed on its behalf) or been the subject of an election under Section 338(g) or Section 338(h)(10) of the Code (or any comparable provisions under state, local, or foreign law), or caused or been the subject of a deemed election under Section 338(e) thereof (or any comparable provisions under state, local, or foreign law), at any time on or after May 18, 1999 or (v) granted a power of attorney with respect to any Tax matters that would have continuing effect to any Subject Company or Subsidiary of a Subject Company after the Closing. No Subject Company or Subsidiary of a Subject Company has agreed to make, or is required to make, any adjustment under Section 481 of the Code.

          (f) Except as disclosed in Schedule 4.11(f) to the Seller's Disclosure Letter, no Subject Company or Subsidiary of a Subject Company owns any interest in an entity characterized as a partnership for U.S. federal income tax purposes.

          (g) To the Knowledge of the Seller, except as disclosed on Schedule 4.11(g), none of the Subject Companies nor any of their Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return other than a group the common parent of which is the Seller ("Seller Group") or (ii) has any liability for the Taxes of any Person (A) pursuant to Treasury Regulation Section 1.1502-6 (or any comparable provision of state, local or foreign Tax law) other than for any member of the Seller Group, or (B) as a transferee or successor, by contract or otherwise.

          (h) No Subject Company or Subsidiary of a Subject Company has been a party to a Section 355 transaction that could give rise to a Tax liability pursuant to Section 355(e) of the Code.

          (i) Each Subject Company and each Subsidiary of a Subject Company has complied with all registration, reporting, collection and remittance requirements in respect of all Canadian federal and provincial sales tax legislation, including the Excise Tax Act (Canada), an Act Respecting Quebec Sales Tax and the Retail Sales Tax Act (Ontario). To the Knowledge of the Seller, there are no amounts outstanding and unpaid for which a Subject Company or a Subsidiary of a Subject Company has previously claimed a deduction in respect of which section 78 of the Income Tax Act (Canada) applies. Except for the Intercompany Indebtedness that will be converted to equity or Equity Securities pursuant to Section 6.04 of this Agreement, there are no circumstances existing which could result in the application of either (i) sections 79 to 80.04 of the Income Tax Act (Canada) or (ii) any equivalent provincial provision, to a Subject Company or a Subsidiary of a Subject Company where such application could have a Material Adverse Effect on the Businesses. The Subject Company Stock does not constitute taxable Canadian property for purposes of the Income Tax Act (Canada).

     Section 4.12. Material Contracts.

          (a) Schedule 4.12(a) to the Seller's Disclosure Letter contains a list of all Scheduled Material Contracts, other than Guarantees. The Subject Companies and their Subsidiaries have not received from any other party to any Material Contract or, to the Knowledge of the Seller, any other party to any Other Designated Contract written notification that such Material Contract or Other Designated Contract is not in full force and effect, or that a Subject Company or any of its Subsidiaries party to such Material Contract or Other Designated Contract or any other party to such Material Contract or Other Designated Contract has not performed its obligations under such Material Contract or Other Designated Contract to date, other than notification of any nonperformance thereof that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses. There are no non-written Material Contracts or, to the Knowledge of the Seller, non-written Other Designated Contracts.

          (b) Schedule 4.12(b) to the Seller's Disclosure Letter contains a list of all Guarantees and identifies each surety in such arrangement, whether that be the Seller or another member of the Seller Company Group. All such Guarantees are legal, valid, binding and in full force and effect, and none of the Seller nor any member of the Seller Company Group is in default under any Guarantee as of the date of this Agreement.

          (c) True, correct and complete copies of all Scheduled Material Contracts and Guarantees described in Schedules 4.12(a) and (b) to the Seller's Disclosure Letter have been made available to the Buyer. None of the Subject Companies or any of their Subsidiaries is in default under or has breached any Material Contract or, to the Knowledge of the Seller, any Other Designated Contract to which such Subject Company or Subsidiary is a party and no act or omission by a Subject Company or Subsidiary of a Subject Company has occurred which, with notice or lapse of time or both, would constitute a breach or default under any term or provision of any Material Contract or, to the Knowledge of the Seller, any Other Designated Contract, other than any defaults or breaches or any acts or omissions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

     Section 4.13. Employees.

          (a) Schedule 4.13(a) to the Seller's Disclosure Letter contains a list of (i) the names of employees who have entered into employment agreements (which are still in effect, except as set forth in Schedule 4.13(a) to the Seller's Disclosure Letter) with either of the Subject Companies or any of their Subsidiaries and each such employee's position,
     (ii) the names of all employees who have entered into Divestiture and Retention Bonus Agreements (dated January 31, 2001) with either of the Subject Companies or any of their Subsidiaries, and (iii) all collective bargaining agreements and other labor union contracts applicable to employees of a Subject Company or any of its Subsidiaries, including any collective bargaining agreement or other labor union contract currently being negotiated by a Subject Company or any of its Subsidiaries.

          (b) Except as disclosed in Schedule 4.13(b) to the Seller's Disclosure Letter, (i) there is no unfair labor practice complaint against a Subject Company or its Subsidiaries pending or, to the Knowledge of the Seller, threatened before the National Labor Relations Board (or equivalent Canadian Governmental Authority); (ii) there is no labor strike or other coordinated labor action actually pending or, to the Knowledge of the Seller, threatened against or involving a Subject Company or its Subsidiaries; (iii) no grievance is pending against or involving a Subject Company or its Subsidiaries, which grievance would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses; (iv) no Material Contract restricts a Subject Company or its Subsidiaries from relocating, closing or terminating any of its operations or facilities, except for matters pertaining to collective bargaining agreements or other labor union contracts applicable to employees of a Subject Company or any of its Subsidiaries; and (v) none of the Subject Companies or their Subsidiaries has since May 18, 1999 (or, if later, the date on which the Seller acquired its direct or indirect interest in such Subject Company or Subsidiary) experienced any work stoppage or other labor difficulty or committed any unfair labor practice in connection with the operation of the related Business, which labor practice is actionable under applicable Laws and Regulations, other than any work stoppage, labor difficulty or labor practice the commission of which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

          (c) Schedule 4.13(c) to the Seller's Disclosure Letter contains a true and complete list of the Benefit Plans. Copies of all such Benefits Plans have been made available to the Buyer. The most recent actuarial reports and valuation of the assets and liabilities subject to each Benefit Plan, to the extent that any such reports or valuations are required to be prepared by applicable Laws and Regulations, have been made available to the Buyer. Each Benefit Plan, as applicable, has received a favorable determination letter from the Internal Revenue Service regarding the qualification of such plan under Section 401(a) of the Code, and nothing has occurred that would be reasonably expected to result in the loss of such qualification.

          (d) (i) No Person, trade or business that is not a Subject Company or a Subsidiary of a Subject Company is a participating employer or sponsor of any Benefit Plan, (ii) each Benefit Plan has been invested, operated and administered in substantial compliance with its governing documents and all applicable Legal Requirements, (iii) except to the extent of failures that would not result in material liabilities to the Subject Companies, their Subsidiaries or the Buyer, the Subject Companies and their Subsidiaries have performed all obligations, whether arising by operation of Law or by contract, required to be performed by them in connection with the Benefit Plans (including payment, when due, of all premiums due and owing, to the extent applicable), (iv) there are no actions, suits or claims pending (other than routine claims for benefits) or threatened against, or with respect to, any of the Benefit Plans or their assets, (v) except to the extent of failures that would not result in material liabilities to the Subject Companies, their Subsidiaries or the Buyer, all contributions required to be made to the Benefit Plans pursuant to their terms and the provisions of all applicable Legal Requirements have been timely made, (vi) each Benefit Plan is either fully insured or the assets of such Benefit Plan equal or exceed the actuarial present value of the benefit liabilities under such Benefit Plan, (vii) there is no matter pending (or reasonably expected to be pending) with respect to any of the Benefit Plans before any Governmental Authority, except for routine filings and reports, (viii) the Subject Companies and their Subsidiaries are in substantial compliance with all applicable Laws mandating benefits for their employees, and (ix) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not (A) require any Subject Company or any of its Subsidiaries to make a larger contribution to, or pay greater benefits or provide other rights under, any Benefit Plan than it otherwise would, whether or not some other subsequent action or event would be required to cause such payment or provision to be triggered or

     (B) create or give rise to any additional vested rights or service credits under any Benefit Plan.

          (e) No Subject Company and no Subsidiary of a Subject Company currently sponsors or maintains or has at any time sponsored or maintained an employee pension benefit plan which is or has been subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any corresponding provision of Canadian law, including any "multiemployer pension plan" within the meaning of Section 3(37) of ERISA.

          (f) There does not currently exist nor could there reasonably be expected to exist or be incurred any liability with respect to an ERISA Affiliate Plan (as hereinafter defined) which would result or could reasonably be expected to result in a material liability for any of the Subject Companies or any Subsidiary of a Subject Company. For purposes of the preceding sentence, the term "ERISA Affiliate Plan" includes any employee benefit plan which is not a Benefit Plan and which is sponsored, maintained or contributed to or which has been sponsored, maintained or contributed to by any entity which is or was treated as a "single employer" with respect to any Subject Company or any Subsidiary of a Subject Company under Sections 414(b), 414(c) or 414(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and which is or was subject to Title IV of ERISA including, without limitation, any multiemployer pension plan, within the meaning of Section 3(37) of ERISA.

          (g) None of the Seller, any Subject Company or any Subsidiary of a Subject Company, or any ERISA Affiliate has incurred or is reasonably likely to incur any liability with respect to any plan or arrangement that would be included within the definition of "Benefit Plan" hereunder but for the fact that such plan or arrangement was terminated before the date of this Agreement.

          (h) Except as disclosed on Schedule 4.13(h) to the Seller's Disclosure Letter, there are no claims pending against the Seller, any Subject Company or any Subsidiary of a Subject Company by any employee, former employee, or any beneficiary of any employee or former employee, for workers' compensation or similar benefits based on employment related illness or injury, nor are there any claims by any such individuals based on claims of unfair employment practices, wrongful dismissal, employment discrimination or any other violation of Legal Requirements applicable to employment matters, including applicable health and safety legislation, nor are there any such claims pending under the terms, including the grievance procedures of any applicable collective bargaining agreements, except in any such case for such claims that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

          (i) Except pursuant to earn-out agreements set forth in Section 4.13(i) to the Seller's Disclosure Letter and except for minority interest holders in any Subject Company or Subsidiary of a Subject

     Company, no current or former employee, director or consultant of any Subject Company or Subsidiary of a Subject Company holds any equity or equity-based rights in Seller, any Subject Company or Subsidiary of a Subject Company (including, without limitation, any stock option or restricted stock) and no Subject Company or Subsidiary of a Subject Company has, or would reasonably be expected to have, any liability in respect of any equity or equity-based rights held or formerly held by any current or former employee, director or consultant thereof.

          (j) Any and all short term and/or long term liabilities of any Subject Company or Subsidiary of a Subject Company in respect of any Benefit Plans are fully accrued for and set forth on the ANA Financial Statements and/or the AIC Financial Statements, or the ANA Balance Sheet and/or the AIC Balance Sheet, as applicable, in accordance with GAAP.

     Section 4.14. Environmental Matters. Notwithstanding any other provisions of this Agreement, the representations and warranties set forth in this
Section 4.14 are the only representations and warranties of the Seller relating to Environmental Laws and Regulations, Authorizations thereunder or Hazardous Substances:

          (a) Except as disclosed in Schedule 4.14(a) to the Seller's Disclosure Letter and except for matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses, (i) the properties and operations of the Subject Companies, their Subsidiaries and the Businesses are, and since May 18, 1999 (or, if later, the date on which the Seller acquired its direct or indirect interest in such Subject Company or Subsidiary), and to the Knowledge of the Seller prior to such date, have been in compliance with all, and within all applicable statute of limitations periods have not violated any, applicable Environmental Laws and Regulations, and none of the Seller, any Subject Company or any Subsidiary of any Subject Company has received during the time that Seller has directly or indirectly owned a Subject Company or a Subsidiary of a Subject Company, or to the Knowledge of the Seller prior to such time, from any Governmental Authority specific written notification that properties or operations of or affecting such Subject Company or Subsidiary are not in compliance with all, or are subject to liability under any, applicable Environmental Laws and Regulations, (ii) none of the Subject Companies or their Subsidiaries or any of their properties or operations are subject to any existing or, to the Knowledge of the Seller, subject to or affected by any threatened action, suit, investigation, inquiry or proceeding by or before any Court or Governmental Authority under any applicable Environmental Laws and Regulations, (iii) no Authorizations required to be obtained by a Subject Company or any of its Subsidiaries under any applicable Environmental Laws and Regulations in connection with the Business conducted by them have not been obtained or are not valid and currently in full force and effect except those for which filings are currently pending and which the Subject Company or Subsidiary seeking such Authorization reasonably believes will be timely obtained and (iv) since May 18, 1999 (or, if later, the date on which the Seller acquired its direct or indirect interest in such Subject Company or Subsidiary), and to the Knowledge of the Seller prior to such date, there has been no Release of any Hazardous Substance which has created a condition for which the Seller, a Subject Company or any of its Subsidiaries has or may have liability or other obligation under any applicable Environmental Laws and Regulations; (v) to the Knowledge of the Seller, no Hazardous Substance is present at any of the Owned Real Property or at or affecting any of the operations of any Subject Company or any Subsidiary thereof under conditions that are reasonably likely to result in any liability or other obligation under any applicable Environmental Laws and Regulations, and (vi) there is no adopted, final requirement of any Environmental Laws and Regulations, including any Authorization pursuant to any Environmental Laws and Regulations, applicable to any Subject Company or any Subsidiary thereof or any of their operations, which any Subject Company or any Subsidiary thereof or any of their operations will be initially required to comply with after the date hereof, nor since May 18, 1999 (or, if later, the date on which the Seller acquired its direct or indirect interest in such Subject Company or Subsidiary), or to the Knowledge of the Seller prior to such date, has any Governmental Authority provided any written notice to any Subject Company or any Subsidiary thereof that it is evaluating or proposing any change in or addition to any requirement of any Environmental Laws and Regulations, including any Authorization pursuant to any Environmental Laws and Regulations applicable to any Subject Company or any Subsidiary thereof or to any of their operations.

          (b) Schedule 4.14(b) to the Seller's Disclosure Letter contains a list of all Environmental Reports (in each case relevant to a Subject Company or a Subsidiary of a Subject Company) prepared by or for the Seller, or prepared since May 18, 1999 (or, if later, the date on which the Seller first acquired its direct or indirect interest in such Subject Company or Subsidiary) by or for a Subject Company or any Subsidiary of a Subject Company, and complete copies of all such Environmental Reports have been provided to the Buyer. To the Knowledge of the Seller, all Environmental Reports that are otherwise within the possession or control of a Subject Company or any of its Subsidiaries, that in any case relate to any material Owned Real Property or identify conditions or circumstances that could reasonably be expected to affect any of the Businesses, have been made available to the Buyer.

     Section 4.15. Litigation. There are no actions, suits, arbitrations, investigations, claims or proceedings (including arbitration proceedings) pending or, to the Knowledge of the Seller, threatened against a Subject Company or any of its Subsidiaries or against any asset, interest or right of a Subject Company or any of its Subsidiaries, at law, in equity or under otherwise applicable Law or Regulation, including any involving a claim for indemnification pursuant to any statute, organizational document or contract relating to any other action, suit, arbitration, investigation or proceeding, in any Court or before or by any Governmental Authority, except actions, suits, arbitrations, investigations, claims or proceedings (including arbitration proceedings) disclosed pursuant to Section 4.14 or that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

     Section 4.16. Material Adverse Changes.

          (a) Except as disclosed in Schedule 4.16 to the Seller's Disclosure Letter, since December 31, 2000, (i) each Subject Company and each of its Subsidiaries have conducted its Business in the ordinary course and (ii) during such time, no event has occurred and no circumstance has arisen (except for such changes or effects resulting from changes in general economic, regulatory, political or climatic conditions in the nation or nations in which a Subject Company and its Subsidiaries, or the Business related thereto, is located and changes that affect generally the water and wastewater services industry in the United States and Canada) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses.

          (b) Except as disclosed in Schedule 4.16 to the Seller's Disclosure Letter, during the period from December 31, 2000 to the date of this Agreement, none of the Subject Companies or any Subsidiary of a Subject Company has engaged in any conduct that is proscribed by Section 6.02(b).

     Section 4.17. Intellectual Property.

          (a) Each Subject Company and its Subsidiaries own or possess adequate licenses or other rights to the Subject Company Intellectual Property Rights, except for such licenses or rights the failure of which to own or possess would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses. Schedule 4.17(a) to the Seller's Disclosure Letter contains a correct list of all issued patents and patent applications pending as of the date of this Agreement, U.S. and state trademark and service mark registrations and applications for trademark and service mark registrations pending as of the date of this Agreement, and U.S. copyright registrations and applications for copyright registrations pending as of the date of this Agreement, in each case relating to a Subject Company, a Subsidiary of a Subject Company or the Businesses. All Subject Company Intellectual Property Rights are held of record in a Subject Company's or one of its Subsidiary's names. No claim or demand has been made or, to the Knowledge of Seller, threatened against the Seller, a Subject Company or any of its Subsidiaries alleging that such Subject Company or any of its Subsidiaries does not own any right, title or interest in and to or have the right to use any part of the Subject Company Intellectual Property Rights.

          (b) To the Knowledge of the Seller, the conduct of the Business of each Subject Company and its Subsidiaries as conducted as of the date of this Agreement does not infringe any patents, trademarks, trade names, service marks or copyrights of others, except such conduct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses. The Seller has no Knowledge of any claim that any of the Subject Company Intellectual Property Rights or any past or current operations of the Subject Companies or their respective Subsidiaries (since the date on which the Seller acquired its direct or indirect interest in such Subject Company or Subsidiary) infringes on any patents, trademarks, trade names, service marks or copyrights of any Person, except such conduct as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Businesses. None of the Seller, the Subject Companies or their Subsidiaries have received notice, and the Seller has no Knowledge, that any Person is infringing upon any of the Subject Company Intellectual Property Rights. Except as provided in Section 7.01 of this Agreement or as disclosed in Schedule 4.17(b) to the Seller's Disclosure Letter, the consummation of the transactions contemplated hereby will not result in the loss or impairment of any Subject Company Intellectual Property Rights, except such loss or impairment as would not, individually or in the aggregate, reasonably be expected have a Material Adverse Effect on the Businesses.

     Section 4.18. Transactions with Affiliates. Except as set forth in
Schedule 4.18 to the Seller's Disclosure Letter, no member of the Seller Company Group and none of the officers, directors or employees (or any relative or spouse of any of the foregoing persons who has the same home as such person or any other associate of any of the foregoing persons) of a Subject Company, has any interest, directly or indirectly, in any lease, Lien, contract, license, encumbrance, loan or other agreement or commitment to which a Subject Company or any Subsidiary of a Subject Company is a party, or any property or asset used or owned by, or any interest in any supplier of, a Subject Company or any Subsidiary of a Subject Company (any of the foregoing, a "Related Party Contract"), other than the employment agreements and Retention Bonus and Divestiture Agreements set forth in Schedule 4.13(a) to the Seller's Disclosure Letter and any Related Party Contract that has an aggregate value of $10,000 or less or may be terminated by the Subject Company or Subsidiary of a Subject Company that is a party thereto upon not more than 30 days' notice to the other party or parties thereto. Except as set forth in Schedules 4.13(a) or 4.18 to the Seller's Disclosure Letter and except for the Intercompany Indebtedness and wages and employee benefits owed in the ordinary course of business, neither a Subject Company nor any of its Subsidiaries is indebted, directly or indirectly, to (a) the Seller (other than in respect of items (and amounts) fully disclosed in the AIC Financial Statements and ANA Financial Statements) or (b) any officer, director or employee of a Subject Company or any Subsidiary (or any associate of a person described in clauses
(a) or (b)) for any liability or obligation, whether arising by reason of stock ownership, oral or written agreement or understanding or otherwise.

     Section 4.19. SEC Filings. All forms, reports and documents filed with the United States Securities and Exchange Commission (the "SEC") by the Seller since June 9, 1999, to the extent (and only to the extent) that they contain disclosure regarding the Subject Companies and their Subsidiaries, did not, at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the Subject Companies or any of their Subsidiaries is required to file any forms, reports or other documents with the SEC.

                                  ARTICLE V.
                REPRESENTATIONS AND WARRANTIES REGARDING BUYER

     The Buyer represents and warrants to the Seller that:

     Section 5.01. Organization and Qualification. The Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware.

     Section 5.02. Authorization of Agreement. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Buyer of this Agreement and the performance by the Buyer of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of the Buyer and no other corporate proceedings on the part of the Buyer are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Buyer and (assuming due authorization, execution and delivery hereof by the Seller and the Parent) constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under otherwise applicable
Law).

     Section 5.03. Approvals and Consents. Except for Legal Requirements set forth in Schedule 5.03 to the Buyer's Disclosure Letter or those Legal Requirements the noncompliance with which would be immaterial or would not prevent the Buyer from performing this Agreement in all material respects, no filing or registration with, no waiting period imposed by and no Authorization of any Governmental Authority is required under any Legal Requirement applicable to the Buyer to permit the Buyer to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby. Except as set forth in Schedule 5.03 to the Buyer's Disclosure Letter, no Third Person Consent is required to permit the Buyer to execute, deliver and perform this Agreement or to consummate the transactions contemplated hereby, other than immaterial consents.

     Section 5.04. No Violation. Upon effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of any Governmental Authority as set forth in Schedule 5.03 to the Buyer's Disclosure Letter, and the receipt of all Third Person Consents set forth in Schedule 5.03 to the Buyer's Disclosure Letter, neither the execution and delivery by the Buyer of this Agreement nor the performance by the Buyer of its obligations hereunder
(a) (i) violates or breaches or causes a default or gives rise to any right of termination, purchase or amendment under any of the terms of any Legal Requirement applicable to the Buyer, (ii) contravenes the certificate of incorporation, bylaws or any other organizational document of the Buyer or
(iii) violates or breaches or causes the default under any of the terms, conditions or provisions of any indenture, loan, credit agreement, contract, agreement, written commitment, license or other instrument to which the Buyer or any of its Subsidiaries is a party or by which the Buyer or any of its Subsidiaries or any of their properties or assets are bound or affected or (b) will, with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (a) of this Section 5.04, except in any such case for any matters described in this
Section 5.04 that would be immaterial or would not prevent the Buyer from performing this Agreement in all material respects.

     Section 5.05. Financing Commitments. At the Closing, the Buyer or the Parent will have sufficient funds to pay the Estimated Purchase Price in the manner set forth in Section 2.04(b) and to deposit the Escrow Amount in the manner set forth in Section 2.04(b) and thereafter to pay any Purchase Price Adjustment Amount (including interest) in the manner set forth in Section 2.06(d).

     Section 5.06. No Brokers. No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Buyer. All fees and expenses of the Buyer incurred pursuant to the engagement of Goldman, Sachs & Co. will be discharged by the Buyer, and Buyer shall indemnify and hold the members of the Seller Company Group harmless from any claims by Goldman, Sachs & Co. in respect of such fees and expenses. This indemnification shall be in addition to the indemnification provided pursuant to Article X and shall not be subject to the thresholds, deductibles and other limitations on amount set forth in Section 10.02(a).

     Section 5.07. Investment in Subject Company Stock. The Buyer is acquiring the Subject Company Stock for its own account and not with a view to a distribution thereof within the meaning of that term as used in the U.S. Securities Act of 1933, as amended.

                                 ARTICLE VI.
                            COVENANTS OF THE SELLER

     Section 6.01. Affirmative Covenants Regarding Operation of the Businesses. The Seller hereby covenants and agrees that, prior to and on the Closing, unless otherwise contemplated by this Agreement or consented to in writing by the Buyer, it will cause each Subject Company and its Subsidiaries:

               (i) to operate in the usual and ordinary course consistent with past practices;

               (ii) to use commercially reasonable efforts to preserve substantially in tact their business organization, to maintain their rights, privileges and immunities, to retain the services of their key employees and to maintain their relationships with their customers and suppliers and others having business relations with each Subject Company and its Subsidiaries;

               (iii) to use commercially reasonable efforts consistent with past practice to maintain and to keep their properties and assets in as good repair and condition as at present, ordinary wear and tear excepted; and

               (iv) to use commercially reasonable efforts to keep in full force and effect insurance comparable in amount and scope of coverage to that currently maintained as provided in Schedule 4.10 to the Seller's Disclosure Letter.

     Section 6.02. Negative Covenants Regarding the Operation of the
Businesses.

          (a) The Seller covenants and agrees that, except as set forth in
     Schedule 6.02(a) to the Seller's Disclosure Letter, as contemplated by this Agreement, or as otherwise consented to in writing by the Buyer, from the date of this Agreement until the Closing, it will not sell, transfer or otherwise dispose of, or grant any Lien with respect to, any Subject Company Stock.

          (b) The Seller covenants and agrees that, except as set forth in
     Schedule 6.02(b) to the Seller's Disclosure Letter, which exceptions shall be categorized by the applicable line of Business, or as contemplated by this Agreement, or as otherwise consented to in writing by the Buyer, from the date of this Agreement until the Closing, it will not permit a Subject Company or a Subsidiary of a Subject Company to do any of the following:

               (i) (A) increase the compensation payable to or to become payable to any director or executive officer or materially increase the compensation payable to or to become payable to any other employee,
     (B) grant any severance or termination pay that would be likely to become due as a result of the transactions contemplated hereby, (C) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit under any Benefit Plan or (D) contribute, transfer or otherwise provide any amount of cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance or other change in control agreement; except (x) pursuant to any contract, agreement or other legal obligation existing at March 31, 2001 of a Subject Company or any Subsidiary of a Subject Company or (y) in the case of severance or termination payments, pursuant to the severance policy existing at the date of this Agreement of a Subject Company or a Subsidiary of a Subject Company.

               (ii) (A) enter into any employment or severance agreement with any director executive officer or employee, either individually or as part of a class of similarly situated persons, or (B) establish, adopt or enter into any new Benefit Plan, except providing current welfare and pension Benefit Plans for the benefit of any newly employed employees in accordance with the ordinary course of business consistent with past practice, in which case the terms of such Benefit Plans shall be reasonably consistent with those existing at the date of this Agreement, and in no event shall a Subject Company or its Subsidiaries enter into an agreement for, or commit to or authorize the payment of severance, a bonus or any other type of payment upon consummation of the transactions contemplated herein;

               (iii) declare or pay any dividend on, or make any other distribution in respect of, outstanding Equity Securities, except for dividends or distributions by a Subsidiary of a Subject Company to the Subject Company or to another wholly owned Subsidiary of the Subject Company;

               (iv) (A) redeem, purchase or acquire, or offer to purchase or acquire, any outstanding Equity Securities of a Subject Company or a Subsidiary of a Subject Company other than any such acquisition by the Subject Company or any of its wholly owned Subsidiaries directly from any wholly owned Subsidiary of the Subject Company, (B) effect any reorganization or recapitalization or (C) split, combine or reclassify any of the capital stock of, or other Equity Securities of, the Subject Company or any of its Subsidiaries;

               (v) (A) offer, sell, issue or grant, or authorize the offering, sale, issuance or grant, of any Equity Securities of a Subject Company or any Subsidiary of a Subject Company to any Person other than a Subject Company or a Subsidiary of a Subject Company, except as may be required by Section 6.04 of this Agreement, or (B) grant any Lien with respect to any Equity Securities of any Subsidiary of a Subject Company;

               (vi) acquire, whether by merger or consolidation, by purchasing an equity interest or otherwise, any business or any corporation, partnership, association or other business organization or division thereof;

               (vii) enter into a lease for or acquire any assets or properties other than in the ordinary course of business and consistent with past practice;

               (viii) sell, transfer, rent or lease to a Person that is not a member of a Subject Company Group or exchange or otherwise dispose of any of the material assets or inventories of a Subject Company and its Subsidiaries, except in the ordinary course of business consistent with past practice;

               (ix) incur, create, assume or suffer to exist any Lien on any of the assets of a Subject Company or a Subsidiary of a Subject Company or their respective properties and assets, except Permitted Encumbrances;

               (x) adopt any amendments to its charter or bylaws or other organizational documents of a Subject Company or Subsidiary of a Subject Company;

               (xi) (A) make any change in any of its methods of accounting in effect at December 31, 2000, except as may be required to comply with GAAP, (B) make or rescind any election relating to any Taxes (other than any election that must be made periodically and that is made consistent with past practice), (C) amend any material Tax Return or (D) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to any material Taxes;

               (xii) incur any other obligation or liability, absolute or contingent, except in the ordinary course of business and consistent with past practice or except as provided in this Agreement;

               (xiii) waive or permit the loss of any substantial right;

               (xiv) guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any Person other than a Subject Company or a Subsidiary of a Subject Company;

               (xv) loan, advance funds or make an investment in or capital contribution to any Person other than a Subject Company or a Subsidiary of a Subject Company;

               (xvi) take any action or omit to take any action that would cause a default under any Material Contract, which default would permit any other party thereto to terminate such Material Contract;

               (xvii) incur any obligations for borrowed money, whether or not evidenced by a note, bond, debenture or similar instrument, except (A) purchase money indebtedness in the ordinary course of business and consistent with past practices, (B) drawings under credit lines existing at the date of this Agreement, (C) borrowings evidenced by obligations having a term of up to five years issued in the ordinary course of business consistent with past practice, (D) Intercompany Indebtedness incurred in the ordinary course of business consistent with past practice, (E) letters of credit, performance bonds or bid bonds issued pursuant to agreements existing as of the date of this Agreement or in replacement or renewal of existing letters of credit, performance bonds or bid bonds, (F) performance bonds and bid bonds listed in Schedule 6.02(b)(xvii) to the Seller's Disclosure Letter, and (G) performance bonds and bid bonds not described in clauses (E) or (F) and issued in the ordinary course of business consistent with past practice, in amounts not greater than $3 million individually or $10 million in the aggregate;

               (xviii) enter into any material agreement with any third Person that provides such third Person with an exclusive arrangement to provide goods or services to a Subject Company or any of its Subsidiaries;

               (xix) enter into any Material Contract, provided that the Buyer shall not unreasonably withhold its consent to enter into any such Material Contract; and provided, further, that the Buyer's consent shall not be required to enter into any Material Contract in respect of any project listed in Schedule 6.02(b)(xix) to the Seller's Disclosure Letter but the Seller shall consult with the Buyer before entering into any such Material Contract;

               (xx) make any individual capital expenditure in an amount in excess of $50,000 or, once the aggregate amount of all capital expenditures made after the date of this Agreement exceeds $2,500,000, make any individual capital expenditure in an amount in excess of $25,000; provided that (A) the Buyer shall not unreasonably withhold its consent to any such capital expenditure, (B) the Buyer shall, within seven days of the date hereof, designate any individual with authority to provide the Buyer's response to any request for approval hereunder for a capital expenditure, (C) nothing herein shall restrict the Subject Companies or their Subsidiaries from making a capital expenditure in response to any emergency situation that threatens bodily injury or damage to property, and (D) the Buyer shall respond to any request for approval hereunder within seven days of such request, and if no rejection has been received by the requesting Subject Company or Subsidiary thereof within this seven day period, the request shall be deemed approved; or

               (xxi) agree in writing or otherwise to do, or authorize, any of the foregoing.

     Section 6.03. Access to Information.

          (a) The Seller covenants and agrees that, subject to any limitations on disclosures to which the Seller and the Buyer agreed in the Confidentiality Agreement and subject to any nondisclosure obligations to third Persons, from the date of this Agreement until the Closing, the Seller shall use reasonable efforts to cause each of the Subject Companies and its Subsidiaries (i) to afford to the Buyer and its Representatives access during normal business hours upon reasonable prior notice, to the officers, employees, agents, accountants, properties, offices and other facilities and operations of such Subject Company and its Subsidiaries and to their books, records, Tax Returns (or extracts therefrom) and contracts and (ii) to furnish promptly to the Buyer and its Representatives such information concerning the properties, contracts, records and personnel (including financial, operating and other data and information) related to the Businesses as may be reasonably requested, from time to time, by or on behalf of the Buyer; provided that Buyer and its Representatives (A) comply with the provisions of the Confidentiality Agreement, (B) comply with all applicable safety and other rules of conduct of the facility and (C) do not unreasonably interfere with the operation of the facility or the personnel involved.

          (b) All information provided to the Buyer and its Representatives pursuant to this Section 6.03(a) and all information made available to the Buyer in any data room (including the internet data room) pertaining to the Subject Companies and their Subsidiaries shall be deemed to be "Evaluation Material" as that term is defined in the Confidentiality Agreement.

     Section 6.04. Conversion of Intercompany Indebtedness. Prior to the Closing, the Seller shall convert all Intercompany Indebtedness held by the Seller to equity or Equity Securities of a Subject Company or a Subsidiary of a Subject Company.

     Section 6.05. Employees. Schedule 6.05 to the Seller's Disclosure Letter contains a list of the names and positions of certain of the employees of the Seller or other members of the Seller Company Group, which employees are not accounted for in the ANA Financial Statements or the AIC Financial Statements and have been seconded to the Subject Companies and their Subsidiaries. Prior to the Closing, the Seller shall transfer, or shall cause the appropriate member of the Seller Company Group to transfer, to the Subject Companies and their Subsidiaries those employees designated in Schedule 6.05 to the Seller's Disclosure Letter to be transferred.

     Section 6.06. Covenants Not to Compete.

          (a) In consideration of the Buyer entering into this Agreement and in order that the Buyer may enjoy the full benefits of the Businesses, the Seller covenants and agrees that, for two years after the Closing Date, the Seller shall not directly or indirectly, whether as principal, agent, partner, officer, director, stockholder, employee, consultant or otherwise (except as provided below), whether alone or in association with any other Person, own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business which designs, produces, manufactures, markets, distributes or sells products or services that are identical or substantially similar to products or services designed, produced, manufactured, marketed, distributed or sold, as the case may be, or proposed as of the Closing Date to be designed, produced, manufactured, marketed, distributed or sold by the Subject Companies or any of their Subsidiaries in the operation of the Businesses in the geographic areas within the United States and Canada in which the Subject Companies and their Subsidiaries are conducting the Businesses as of the date of this Agreement. The Seller and Buyer agree that the foregoing covenant is intended to prohibit the Seller from engaging in such activities, as the case may be, as owner, creditor (except as a trade creditor in the ordinary course of business), partner, stockholder or lender (except as a holder of equity or debt securities in a corporation a class of whose securities is publicly traded on any stock exchange or recognized over-the-counter market, and then only to the extent of owning not more than five percent of the issued and outstanding debt or equity securities of such corporation), contractor or agent for any Person.

          (b) The Seller further covenants and agrees that for a period of two years after the Closing Date, it shall not, either directly or indirectly, on its own behalf or in the service or on behalf of others, solicit, hire or attempt to solicit or hire any employee of the Buyer; provided, however, that the Seller shall not be precluded from hiring any employee of the Buyer who (i) initiates discussions regarding employment with the Seller without any direct or indirect solicitation or encouragement by the Seller, (ii) responds to any advertisement to the general public placed by the Seller, or (iii) has been terminated, or has been notified that he or she will be terminated, by the Buyer prior to the commencement of employment discussions between the Seller and such employee.

          (c) The Seller acknowledges and agrees that the remedy at law for any breach, or threatened breach, of any of the provisions of this
     Section 6.06 will be inadequate and, accordingly, the Seller covenants and agrees that the Buyer shall, in addition to any other rights and remedies which the Buyer may have, be entitled to equitable relief, including injunctive relief, and to the remedy of specific performance with respect to any breach or threatened breach of such covenant, as may be available from any court of competent jurisdiction. Such right to obtain equitable relief may be exercised, at the option of the Buyer, concurrently with, prior to, after, or in lieu of, the exercise of any other rights or remedies which the Buyer may have as a result of any such breach or threatened breach.

          (d) In the event that the provisions of this Section 6.06 shall be determined by a court of competent jurisdiction to be unenforceable under applicable Law as to that jurisdiction (the parties agreeing that such decision shall not be binding, res judicata or collateral estoppel in any other jurisdiction) for any reason whatsoever, then any such provision or provisions shall not be deemed void, but the parties hereto agree that said limits may be modified by the court and that said covenant contained in this Section 6.06 shall be amended in accordance with said modifications, it being specifically agreed by the Seller and Buyer that it is their continuing desire that this covenant be enforced to the full extent of its terms and conditions or if a court finds the scope of the covenant unenforceable, the court should redefine the covenant so as to comply with applicable Law.

     Section 6.07. Insurance. To the extent that (a) there are third-party insurance policies maintained by the Seller and its Affiliates ("Seller's Insurance Policies") covering any loss, liability, damage, expense or other risk relating to the assets, businesses, operations, conduct, products and employees (including former employees) of any of the Businesses (all such losses, liabilities, claims, damages, expenses or risks, regardless of the availablility of insurance coverage, are herein referred to collectively as the "Liabilities") and relating to or arising out of occurrences prior to the Closing, and (b) the Seller's Insurance Policies continue to permit claims after the Closing ("Claims") to be made with respect to such Liabilities relating to or arising out of occurrences prior to the Closing, the Seller agrees to cooperate and cause its Affiliates to cooperate with the Buyer and the Subject Companies in submitting, and to submit and cause its Affiliates to submit, Claims on behalf of the Buyer or the Businesses under the Seller's Insurance Policies with respect to such Liabilities relating to or arising out of occurrences prior to the Closing, provided that the Buyer shall bear the burden of all deductibles related to any such Claims. From and after the Closing Date, the Seller shall, and shall cause its Affiliates to, pay over to the Buyer, or reimburse the Subject Companies and their Subsidiaries, for all amounts actually paid to the Seller or an Affiliate of the Seller on behalf of the Subject Companies and their Subsidiaries following the Closing under the Seller's Insurance Policies and relating to periods ending on or prior to the Closing (excluding any refunds of premium payments). From and after the Closing Date, the Seller and its Affiliates shall be entitled to retain, or the Buyer and its Affiliates shall pay over to the Seller and its Affiliates, any refunds of premium payments payable or attributable to the Subject Companies and their Subsidiaries following the Closing under the Seller's Insurance Policies and relating to periods ending on or prior to the Closing.

                                 ARTICLE VII.
                            COVENANTS OF THE BUYER

     Section 7.01. Corporate Name. The Buyer shall not acquire, nor shall a Subject Company or any of its Subsidiaries retain, any right or license to the name "Azurix" or "Enron" (or any variation thereof) or any trademarks, trade names or symbols related thereto. As soon as reasonably practicable after the Closing (and in any event, not later than the 120th day thereafter with respect to the matters in clause (a) below and not later than the 180th day thereafter with respect to the matters in clause (b) below), the Buyer will cause each Subject Company and each Subsidiary of a Subject Company (a) to amend its organizational documents to the extent necessary to remove the "Azurix" and "Enron" names (and any variation thereof) from the name of such Subject Company or Subsidiary, and (b) to remove all trademarks, trade names and symbols related to the names "Azurix" and "Enron" from the properties and assets (including all signs) of such Subject Company or Subsidiary and otherwise to cease all use of or right to use the terms "Azurix" and "Enron" and any marks or names which include other of such terms, or any other terms which are confusingly similar thereto.

     Section 7.02. Guarantees. The Buyer acknowledges the list of Guarantees set forth on Schedule 4.12(b) to the Seller's Disclosure Letter and agrees,
(i) in the case of any such Guarantee that is a letter of credit, to substitute for the existing letter of credit a letter of credit issued by a financial institution selected by the Buyer and acceptable to the beneficiary of the existing letter of credit and (ii) in the case of any such Guarantee that is not a letter of credit, to use its commercially reasonable efforts prior to the Closing to cooperate with the Seller to terminate such Guarantee (including offering to substitute a guarantee of the Buyer or one of its Subsidiaries for such Guarantee) and procure from the existing obligee the release of the member of the Seller Company Group that is a party to such Guarantee from any and all liability from and under such Guarantee, which release shall be acceptable to the existing obligee and shall take effect at the Closing. To the extent that the Seller is not able to terminate any such Guarantee (other than a letter of credit) and obtain any such release prior to the Closing in accordance with clause (ii) of the preceding sentence, the Buyer agrees (a) to continue to use its commercially reasonable efforts thereafter to effect such a termination and release and (b) to provide to the

Seller at the Closing a letter of credit issued by a financial institution reasonably acceptable to the Seller against which the appropriate members of the Seller Company Group may draw to the extent of any Losses that such members of the Seller Company Group may incur or suffer as a result of being required to perform any obligations under, or to defend against any claim made or threatened to be made in connection with, any such Guarantees from and after the Closing. To the extent that any such letter of credit is insufficient to cover any such Losses, the Buyer agrees to defend, indemnify and hold harmless, from and after the Closing, the Seller Company Group of, from and against any such Losses. This indemnification shall be in addition to the indemnification provided pursuant to Article X and shall not be subject to the thresholds, deductibles or other limitations on amount set forth in
Section 10.02(a).

     Section 7.03. Employee Benefits.

          (a) For one year after the Closing Date, the Buyer shall maintain, or shall cause the Subject Companies and their respective Subsidiaries to maintain, compensation, severance and employee benefit plans and arrangements for employees of the Subject Companies and their respective Subsidiaries that are no less favorable than those provided pursuant to the Benefit Plans in effect as of the date hereof and set forth in
     Schedule 4.13(c) to the Seller's Disclosure Letter, provided that to the extent permitted by applicable Law, the Buyer, the Subject Companies and their respective Subsidiaries shall have the same right to modify, amend or terminate such compensation, severance or employee benefit plan or arrangements, or to terminate the employment of any employee, as the Seller, the Subject Companies or their respective Subsidiaries have on the date of this Agreement. For purposes of eligibility, accrual of benefits (providing that such service shall not be taken into account for purposes of determining accrual of benefits under any defined benefit pension plan maintained by Buyer), participation and vesting under compensation, severance and employee benefit plans provided by the Buyer or, after the Closing, the Subject Companies and their respective Subsidiaries to employees of the Subject Companies and their respective Subsidiaries, service as an employee of a Subject Company, a Subsidiary of a Subject Company or a member of the Seller Company Group (which service shall include service as an employee of a predecessor of any such entity) shall be deemed to be service as an employee of the Buyer or, after the Closing, the Subject Companies and their respective Subsidiaries.

          (b) The Buyer shall assume and honor those employment agreements and Divestiture and Retention Bonus Agreements set forth in Schedule 4.13(a) to the Seller's Disclosure Letter.

                                ARTICLE VIII.
                               MUTUAL COVENANTS

     Section 8.01. Appropriate Action; Consents; Filings. The covenants in this Section 8.01 shall apply to the parties hereto from and after the date of this Agreement until the Closing:

          (a) Each party shall use commercially reasonable efforts to take, or to cause to be taken, all actions and to do, or to cause to be done, all things, including the making of all necessary filings and thereafter any other required submissions, that are necessary, proper or advisable under applicable Legal Requirements or otherwise are reasonably required to obtain, (i) in the case of the Seller, the Authorizations set forth in
     Schedule 3.03 or Schedule 4.03 to the Seller's Disclosure Letter and (ii) in the case of the Buyer, the Authorizations set forth in Schedule 5.03 to the Buyer's Disclosure Letter. Each party shall cooperate with the others in connection with the making of all such filings, including providing copies of all such documents to the nonfiling parties and their advisors prior to filing and, if requested, shall accept all reasonable additions, deletions or changes suggested in connection therewith. Each party shall furnish or cause to be furnished all information required for any application or other filing to be made in connection with obtaining any such Authorizations.

          (b) Each party shall timely give, and shall cause their respective Subsidiaries, as applicable, to give, any notices to third Persons and shall use, and cause their respective Subsidiaries, as applicable, to use, commercially reasonable efforts to obtain, (i) in the case of the Seller, the Third Person Consents set forth in Schedule 3.03 or Schedule
     4.03 to the Seller's Disclosure Letter and (ii) in the case of the Buyer, the Third Person Consents set forth in Schedule 5.03 to the Buyer's Disclosure Letter.

          (c) Each party shall give prompt notice to each other party of (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (ii) any notice or other communication from any Governmental Authority in connection with the transactions contemplated hereby, (iii) any actions, suits, claims, investigations or proceedings commenced or threatened in writing against, relating to or involving or otherwise affecting the Seller, the Buyer, the Parent, a Subject Company or any Subsidiary of a Subject Company that relate to the consummation of the transactions contemplated hereby and (iv) the occurrence or nonoccurrence of any event that would be likely to cause any of the Closing Conditions of any other party not to be satisfied or of any other change that is reasonably likely to cause a breach of the covenants of such party under this Agreement or to delay or impede the ability of any party to consummate the transactions contemplated by this Agreement or to fulfill their respective obligations set forth herein. No delivery of any notice pursuant to clause (iv) of this subsection (c) shall cure any breach of any representation or warranty of the party giving such notice contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

          (d) Each party hereto agrees to cooperate with the others and to use commercially reasonable efforts vigorously to contest and resist any action, including legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Order (whether temporary, preliminary or permanent) of any Court or Governmental Authority that is in effect and that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement, including the vigorous pursuit of all available avenues of administrative and judicial appeal and all available legislative action.

          (e) The Seller and the Buyer each agree that the terms and provisions of the Confidentiality Agreement are hereby incorporated herein by reference and that such terms and provisions shall continue in full force and effect until the Closing, except as otherwise provided in
     Section 11.02(c).

     Section 8.02. Public Announcements. Each party shall consult with each other party before issuing any press release or otherwise making any public statements with respect to the transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation with and approval from the others. No party shall permit any of its Subsidiaries to make any press release or public statement with respect to the transactions contemplated hereby. Notwithstanding the foregoing, this
Section 8.02 shall not preclude a party from issuing press releases or making other public statements, including filings with or applications to Governmental Authorities, that such party in good faith reasonably believes to be required under applicable Legal Requirements, in which case such party shall consult with the others prior to issuing such press release or making such statement.

     Section 8.03. Taxes.

          (a) Transfer Taxes. Each party hereto shall cooperate with the other party in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable as a direct result of the sale of the Subject Company Stock by the Seller to the Buyer in the manner contemplated by this Agreement ("Transfer Taxes"), and each of the Buyer and the Seller shall be responsible for, and shall timely pay, 50% of the total amount of such Transfer Taxes. The party responsible for such preparation, and filing of such documents shall be determined as required by Law or consistent with local custom in the jurisdiction in which such filing is to occur.

          (b) Allocation of Tax Liability. The Buyer and the Seller shall, unless prohibited by applicable Law, close the taxable period of each Subject Company and Subsidiary of a Subject Company as of the close of the Closing Date. In any case where applicable Law prohibits a Subject Company or Subsidiary of a Subject Company from closing its taxable period on the Closing Date, any Taxes attributable to a taxable period that includes but does not end on the Closing Date will be allocated for the account of the Seller for the period up to and including the Closing

     Date and for the account of the Buyer for the period subsequent to the Closing Date, on the basis of an interim closing of the books of each Subject Company and Subsidiary of a Subject Company as of the close of the Closing Date. All transactions occurring on the Closing Date but after the Closing shall have occurred shall be reported on the Buyer's consolidated United States federal income Tax Return to the extent permitted by Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) and shall be similarly reported on other Tax Returns of the Buyer or its Affiliates. Notwithstanding anything to the contrary herein, (i) property Taxes shall be allocated between the Seller and the Buyer on a daily basis over the period beginning on the date that ownership of the property results in imposition of the Tax and ending on the day before the next date that ownership of the property results in imposition of the Tax; and (ii) franchise, doing business and capital Taxes shall be allocated between the Buyer and the Seller on a daily basis over the period for which payment of the Tax provides the right to engage in business.

          (c) Tax Sharing Agreements. The Seller and each Subject Company shall cause each tax sharing agreement, arrangement or practice between any of the Subject Companies and their Subsidiaries, on the one hand, and the Seller Company Group, on the other hand (collectively, the "Tax Sharing Agreements"), to be terminated as of the Closing Date as it pertains to any of the Subject Companies and their Subsidiaries, and thereafter the obligations of the parties and their Affiliates, as related to the Subject Companies and their Subsidiaries, shall be governed exclusively by this Agreement.

          (d) Tax Returns.

               (i) For all taxable periods of the U.S. Companies ending on or prior to the Closing Date, the Seller shall cause the U.S. Companies to join in the Seller's consolidated federal income Tax Returns and, with respect to any taxing authority requiring or permitting combined reporting with the Seller or any of its Affiliates, to join in combined Tax Returns for such jurisdictions, in accordance with current practices (unless the Buyer, in its sole discretion, consents to any changes from current practices), and the Seller shall pay or cause to be paid all Taxes with respect to such taxable periods. Except as required by Section 8.03(g), in no event shall the Seller take any position on such Tax Returns that could have the effect of increasing the Buyer's Taxes after the Closing Date without the Buyer's consent, which consent shall not be unreasonably withheld.

               (ii) The Seller shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns of each Subject Company and Subsidiary of a Subject Company for taxable periods ending on or before the Closing Date that are filed after the Closing Date, and shall pay or cause to be paid all Taxes with respect to such taxable periods. The Buyer shall make available to the Seller such books and records of the Subject Companies and their Subsidiaries as are reasonably necessary to file such Tax Returns, and the Buyer shall cause authorized officers of the Subject Companies and their Subsidiaries to execute such Tax Returns, where required, provided that such Tax Returns have been prepared in accordance with applicable Law. Except as required by Section 8.03(g), in no event shall the Seller take any position on such Tax Returns that could have the effect of increasing the Buyer's Taxes after the Closing Date without the Buyer's consent, which consent shall not be unreasonably withheld.

               (iii) The Buyer shall cause the Subject Companies and their Subsidiaries to file all Tax Returns for their taxable periods ending after the Closing Date. To the extent that any such Tax Return is to be filed with respect to a taxable period of any such Subject Company or Subsidiary of a Subject Company that begins before and ends after the Closing Date (a "Straddle Period"), the Buyer shall provide such Tax Return (a "Straddle Period Tax Return") to the Seller for the Seller's review at least 30 days prior to the deadline for filing such Tax Return. With respect to each Straddle Period Tax Return, the Buyer and the Seller shall work in good faith to determine the portion of the Tax attributable to the period prior to and including the Closing Date (the "Pre-Closing Tax") and the portion of the Tax attributable to the period after the Closing Date (the "Post-Closing Tax"). Not later than five days prior to the due date for filing such Straddle Period Tax Return, the Seller shall pay to the Buyer the amount of the Pre-Closing Tax determined to be owed with respect to such Straddle Period Tax Return.

          (e) Refunds. If after the Closing Date the Buyer or any Subject Company or Subsidiary of a Subject Company or any of their Affiliates receives a refund of any Tax attributable to a taxable period (or portion thereof) ending on or before the Closing Date, the Buyer shall pay to the Seller within 15 days after such receipt an amount equal to such refund received (or so much of such refund as relates to the portion of the taxable period ending on or before the Closing Date), together with any interest received or credited thereon. The Seller shall cooperate with the Buyer and the Subject Companies, to the extent reasonably requested, in filing claims for refunds of Taxes (other than Taxes attributable to a consolidated, combined or unitary Tax Return which included a Subject Company or Subsidiary of a Subject Company for a Pre-Closing Tax Period) relating to the carryback of a net operating loss or other Tax attribute from a Tax period ending after the Closing Date; provided that all costs related to the filing of such a claim for refund shall be borne by the Buyer and any claims for Taxes for a Pre-Closing Tax Period arising from or attributable to such carryback shall be the obligation of the Buyer and shall not be subject to indemnification by the Seller.

          (f) Section 338(h)(10) Elections. The Seller and Buyer shall make a joint election under section 338(h)(10) of the Code and any similar election under any applicable state income tax law (collectively, the "Section 338(h)(10) Elections") with respect to the Buyer's purchase of the Subject Company Stock. Within 90 days after the Closing Date, the Buyer and the Seller, working together in good faith, shall agree upon an allocation of the Purchase Price and the liabilities of the Subject Companies (plus other relevant items) in accordance with Treasury Regulations promulgated under Section 338 of the Code (the "Purchase Price Allocation"). Not later than 120 days after the Closing Date, the Buyer shall prepare, consistent with the Purchase Price Allocation, and deliver to the Seller an Internal Revenue Service Form 8023 and any similar form under applicable state income tax law (the "Forms") with respect to the Section 338(h)(10) Elections, together with any completed schedules required to be attached thereto. The Seller shall have 20 days following receipt thereof to review and comment on the Forms and schedules. Not later than 10 days after such review and comment has been completed or, if any changes are required to be made to the Forms, not later than 10 days after receipt of the final versions of such Forms, the Seller shall return such Forms to the Buyer, which Forms shall have been duly executed by an authorized person for the Seller. The Buyer shall cause the Forms to be duly executed by an authorized person for the Buyer, shall provide a copy of the executed Forms to the Seller, and shall duly and timely file the Forms as prescribed by Treasury Regulation 1.338(h)(10)-1 or the corresponding provisions of applicable state income tax law. The Seller and the Buyer agree to file all Tax Returns and information reports in a manner consistent with the Purchase Price Allocation.

          (g) Consistency. Any Tax Return to be prepared pursuant to the provisions of Section 8.03(d) shall be prepared in a manner consistent with practices followed in prior years with respect to similar Tax Returns, except for changes required by changes in Law or fact.

          (h) Resolution of Disputes. If the Seller and the Buyer are unable to agree upon (i) the amount of the Pre-Closing Tax owed with respect to a Straddle Period Tax Return prior to the date that is 15 days prior to the due date for filing such Straddle Period Tax Return, or (ii) the allocation of the Purchase Price and liabilities of the Subject Companies (plus other relevant items) within the time specified in subparagraph (f) hereof, the parties shall submit such matter to the Accounting Mediator, as defined in Section 2.06(b), or if no Accounting Mediator has been selected, the parties shall select such an Accounting Mediator for this purpose in the manner provided in Section 2.06(b), and the decision of such Accounting Mediator shall be binding on the parties. Each of the Seller and the Buyer shall bear 50% of the fees and other costs charged by such Accounting Mediator with respect to such matter.

     Section 8.04. Expenses. Except as otherwise expressly provided herein, all costs and expenses incurred prior to the Closing Date by the Seller and the Subject Companies and their Subsidiaries in connection with this Agreement and the transactions contemplated hereby shall be paid by the Seller and the Subject Companies and their Subsidiaries, and all costs and expenses incurred by the Buyer and the Parent, respectively, in connection with this Agreement and the transactions contemplated hereby shall be paid by the Buyer and the Parent, respectively.

     Section 8.05. Post-Closing Matters.

          (a) From and after the Closing, each party hereto agrees to execute such further instruments or documents as any other party may from time to time reasonably request in order to confirm or carry out the transactions contemplated by this Agreement; provided, however, that no such instrument or document shall increase a party's liability beyond that contemplated hereby.

          (b) From and after the Closing, the Buyer shall cause the Subject Companies and their Subsidiaries to maintain copies of all Books and Records in the possession of the Subject Companies and their Subsidiaries at the time of the Closing and shall prevent the Subject Companies and their Subsidiaries from destroying any of such Books and Records for a period of five years following the Closing without first allowing the Seller, at the Seller's expense, to make copies of the same. During that period, the Buyer shall cause the Subject Companies and their Subsidiaries, (i) to grant to the Seller and its Representatives reasonable cooperation and access at all reasonable times and upon reasonable notice to all of such Books and Records relating to the period prior to the Closing (including workpapers and correspondence with taxing authorities) that are not otherwise protected by legal privilege, (ii) to afford the Seller and its Representatives the right, at the Seller's expense, to take extracts therefrom and to make copies thereof and (iii) to have access to the employees of the Subject Companies and their Subsidiaries, all to the extent reasonably necessary or appropriate for general business purposes, including the preparation of interim financial statement reviews, year end financial statement audits and Tax Returns and the handling of tax audits, disputes and litigation; provided, however, that such requested cooperation, access and assistance shall not unreasonably interfere with the normal operations of the Subject Companies and their Subsidiaries.

          (c) To the extent that the Buyer shall, directly or indirectly, sell or otherwise transfer its interests in a Subject Company or any Subsidiary of a Subject Company subsequent to the Closing, the Buyer agrees to use all reasonable efforts to obtain from the transferee of such interests an obligation to comply with the provisions of subsection
     (b) of this Section, which obligation shall be enforceable by the Seller as a third party beneficiary.

          (d) If any party shall fail to obtain prior to the Closing any Third Person Consent set forth, (i) in the case of the Seller, in Schedule 3.03 or Schedule 4.03 to the Seller's Disclosure Letter and (ii) in the case of the Buyer, in Schedule 5.03 to the Buyer's Disclosure Letter, such party shall thereafter use all reasonable efforts, and shall take any such actions reasonably requested by any other party, to limit the adverse effect upon the parties, their respective Subsidiaries and the Businesses or that would be likely to result after the Closing from the failure to obtain such consent; provided that the provisions of this
     Section 8.05(d) shall not apply to the failure of Seller to obtain the consent of the City to this transaction, it being agreed that the sole consequences of such failure under this Agreement shall be as provided in
     Section 10.02(e) and in the Escrow Agreement.

                                 ARTICLE IX.
                             CONDITIONS TO CLOSING

     Section 9.01. Conditions to Obligations of Each Party Under This Agreement. The respective obligations of the parties to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by the parties hereto in their sole discretion, in whole or in part, to the extent permitted by applicable Law:

          (a) No Governmental Authority or Court shall have enacted, issued, promulgated, enforced or entered any Legal Requirement (whether temporary, preliminary or permanent) that is in effect and prohibits or renders illegal the transactions contemplated hereby to the extent that they involve the sale and purchase of any of the Subject Company Stock.

          (b) The waiting period under any applicable competition Legal Requirements, as set forth in Schedule 3.03 or Schedule 4.03 to the Seller's Disclosure Letter or in Schedule 5.03 to the Buyer's Disclosure Letter, shall have expired or been terminated.

     Section 9.02. Conditions to the Seller's Obligations. The obligations of the Seller to consummate the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by the Seller in its sole discretion, in whole or in part, to the extent permitted by applicable Law:

          (a) Each of the representations and warranties of each of the Buyer and the Parent contained in this Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of Closing Date as though made again on and as of the Closing Date.

          (b) Each of the Buyer and the Parent shall have performed or complied in all material respects with all respective agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) The Seller shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of each of the Buyer and the Parent, in each case dated as of the Closing Date, certifying that the Buyer or the Parent, as the case may be, has satisfied the Closing Conditions applicable to the Buyer or the Parent, as the case may be, in Sections 9.01(b) and 9.02(a) and (b).

          (d) Unless any of the circumstances described in clause (x)(ii)(A) of the introductory paragraph of Section 2.04 shall have occurred, the Escrow Agreement in the form of and to the effect in Annex B hereto shall have been executed and delivered by all parties thereto (other than the Seller).

     Section 9.03. Additional Conditions to the Buyer's Obligations. The obligations of the Buyer to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing (and shall remain satisfied at and as of the Closing) of the following conditions, any or all of which may be waived by the Buyer in its sole discretion, in whole or in part, to the extent permitted by applicable Law:

          (a) Each of the representations and warranties of the Seller contained in this Agreement that is qualified as to materiality shall be true and correct, and each of such representations and warranties that is not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the date of Closing as though made again on and as of the Closing Date.

          (b) The Seller shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c) The Buyer shall have received a certificate of the Chief Executive Officer and the Chief Financial Officer of the Seller, dated as of the Closing Date, certifying that the Seller has satisfied the Closing Conditions set forth in Sections 9.01(b) and 9.03(a) and (b).

          (d) The Buyer shall have received the written and signed resignations of directors and officers of each Subject Company and its Subsidiaries, effective on or before the Closing Date, as may be requested by the Buyer in a written notice to the Seller delivered on or before the fifth day prior to the Closing Date.

          (e) The Buyer shall have received from the Seller the minute books, stock records and corporate seals of each Subject Company and its Subsidiaries, which books, records and seals shall be delivered at the corporate offices of such Subject Company or Subsidiary.

          (f) Unless any of the circumstances described in clause (x)(ii)(A) of the introductory paragraph of Section 2.04 shall have occurred, the Escrow Agreement in the form of and to the effect in Annex B hereto shall have been executed and delivered by all parties thereto (other than the Buyer).

          (g) The Buyer shall have received a certificate duly executed by the Seller and in a form reasonably satisfactory to the Buyer certifying that the Seller is not a foreign person and is exempt from withholding under
     Section 1445 of the Code.

                                  ARTICLE X.
                                INDEMNIFICATION

     Section 10.01. Survival of Representations, Warranties, Covenants and Agreements.

          (a) Except as set forth in subsection 10.01(b) and Article XI of this Agreement, the representations, warranties, covenants and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any Person controlling any such party or any of their Representatives whether prior to or after the execution of this Agreement.

          (b) The representations and warranties of the Seller contained in Articles III and IV, those of the Buyer contained in Article V and those of the Parent contained in Section 12.02 shall survive the Closing and any investigation by the parties with respect thereto but shall terminate and be of no further force or effect after the expiration of 18 months after the Closing Date, except that such time limitation shall not apply to: (i) the representations and warranties in Section 4.05(a) (regarding the beneficial ownership of Equity Securities), which shall survive through the applicable statute of limitations or (ii) the representations and warranties in Sections 4.11, 4.13 and 4.14, which shall survive until the fourth anniversary of the Closing Date. Notwithstanding the foregoing, any such representation or warranty as to which a bona fide claim relating thereto is asserted in writing (which states with specificity the basis therefor) in accordance with Section 10.03 during such survival period shall, with respect only to such claim, continue in force and effect beyond such survival period pending resolution of the claim. The covenants and agreements in this Article X shall survive the Closing and shall remain in full force and effect for such period as is necessary to resolve any bona fide claim made with respect to any representation or warranty contained in this Agreement during the applicable survival period thereof. The remaining covenants and agreements of the parties hereto contained in this Agreement (other than those covenants and agreements that are expressly required to remain in full force and effect only until the Closing or until some other specified time) shall survive the Closing without any contractual limitation on the period of survival.

     Section 10.02. General Indemnification.

          (a) If the transactions contemplated hereby to occur at the Closing are effected and subject to the provisions of Section 10.01(b), each of the Buyer and the Parent, on the one hand, and the Seller, on the other hand, hereby agrees (each, in such capacity, an "Indemnifying Party"), from and after the Closing, to indemnify and hold harmless the others and their respective officers, directors and Affiliates (each, in such capacity, an "Indemnified Party") against any single or series of related demands, claims, audits, investigations, hearings, complaints, suits, proceedings, actions or causes of action, assessments, losses, damages, liabilities, costs and expenses and judgments, and amounts paid in settlement (including interest, fines and penalties and reasonable attorneys' fees incurred in connection therewith) (collectively, "Losses") that such Indemnified Party shall actually incur, to the extent that such Losses (or actions, suits or proceedings in respect thereof and any appeals therefrom ("Proceedings")):

               (i) arise out of or are based upon a breach of any representation or warranty made herein in Articles III or IV by the Seller (other than any representation or warranty set forth in Section 4.11, the sole remedy for any breach of which is provided in Section 10.02(b)) which are all for the benefit of the Buyer (in which case the Seller shall be the Indemnifying Party), in Article V by the Buyer which are all for the benefit of the Seller (in which case the Buyer shall be the Indemnifying Party) or in Section 12.02 by the Parent which are all for the benefit of the Seller (in which case the Parent shall be the Indemnifying Party);

               (ii) arise out of or are based upon a breach of any covenant or agreement made herein for the benefit of the Indemnified Party by the Indemnifying Party; or

               (iii) result from a demand, claim, investigation, hearing, complaint, suit, proceeding, action or cause of action asserted or threatened in writing by a Governmental Authority or other third party to the extent based on events or circumstances that would have constituted a breach of a representation or warranty set forth in Section 4.14(a) without regard to the limitations contained in Section 4.14(a) based on the Knowledge of the Seller;

     provided, however, that the Seller shall be liable for Losses under clauses (i) and (iii) above relating to Section 4.14(a) and incurred for an investigation, cleanup, remediation, removal, modification, installation, replacement or restoration of property, equipment or improvements only to the extent that such Losses are incurred in a reasonably cost-effective manner to comply with, or prudently manage obligations under, any applicable Environmental Laws and Regulations (it being understood that the foregoing proviso shall not preclude or diminish any liability by the Seller for any Loss incurred in a reasonably cost-effective manner to satisfy any judicial, administrative or arbitration judgment, decree, order, award or other resolution).

     Notwithstanding the foregoing, the Indemnifying Party shall not have any liability to the Indemnified Party under this Section 10.02(a) unless and until the aggregate amount of all Recoverable Losses (as defined below) exceeds $1,000,000, in which event only the amount in excess of $1,000,000, shall be recoverable; and the liability of the Indemnifying Party under this Section 10.02(a) shall not exceed 35% of the Purchase Price in the aggregate. The amount of any Loss incurred by an Indemnified Party hereunder shall be calculated without regard to any materiality or "Material Adverse Effect" qualifier contained in the representations and warranties in this Agreement, and shall be offset by (i) the proceeds of any insurance received by the Indemnified Party with respect thereto and
     (ii) the amount of any income tax benefit actually realized by the

     Indemnified Party with respect thereto; provided that, the determination of the amount of any Tax benefit actually realized with respect to a Loss by an Indemnified Party shall be made by the Indemnified Party in its sole discretion, acting in good faith. Notwithstanding anything to the contrary in this Agreement, a "Recoverable Loss" shall mean any single Loss or related series of Losses arising out of any single act, omission, event or circumstance if such single Loss or related series of Losses exceeds $50,000 (and, if such a single Loss or related series of Losses is incurred, the entire amount of such single Loss or related series of Losses shall be a Recoverable Loss).

          (b) In addition to the foregoing, the Seller agrees, from and after the Closing, to indemnify and hold harmless the Buyer and its officers, directors and Affiliates against any Losses to or of the Buyer and its officers, directors and Affiliates to the extent such Losses arise out of or are based upon (i) any Taxes of any Subject Company or Subsidiary of a Subject Company attributable to or apportioned to any Pre-Closing Tax Period, whether such Taxes become due prior to, on, or after the Closing Date; (ii) any Tax liability attributable to the making of the Section 338(h)(10) Elections pursuant to Section 8.03(f) of this Agreement; (iii) any Tax liability of any Person other than a Subject Company or Subsidiary of a Subject Company with respect to which any Subject Company or Subsidiary of a Subject Company (A) is severally liable for any Taxes of any consolidated, combined, unitary, or similar Tax group of which any Subject Company or Subsidiary of a Subject Company was a member on or before the Closing Date pursuant to Treasury Regulationss.1.1502-6 or any analogous state, local, or foreign tax provision, (B) is liable to such Person pursuant to any agreement or arrangement, or (C) is a successor to such Person by merger, liquidation or other transaction and (iv) the breach of a representation or warranty set forth in Section 4.11. This indemnification shall be the sole and exclusive remedy after the Closing for all Losses relating to Taxes, including for a breach of the representations and warranties in Section 4.11, and shall not be subject to the thresholds, deductibles and other limitations on an amount set forth in Section 10.02(a).

          (c) Notwithstanding any provision of this Section 10.02 to the contrary, the Seller shall not be liable for any Losses resulting from a breach of any of the representations and warranties set forth in Article III or IV of this Agreement to the extent that:

               (i) the liability for such breach occurs or is increased as a result of the adoption or imposition of any Law or Regulation not in force at the date of this Agreement or as a result of any increase in rates of taxation after the date of this Agreement (it being understood that this shall not relieve the Seller of any liability arising under
     Section 4.14(a)(vi) it may have regarding any Law or Regulation in effect on or prior to the date of this Agreement, compliance with which will be initially required after the date hereof); or

               (ii) the Losses would not have arisen but for a change in accounting policy or practice of the Buyer, the Parent or any member of any Subject Company Group after Closing.

          (d) Except as otherwise provided in this Agreement, and to the fullest extent permitted by Law, the Buyer hereby agrees, from and after the Closing, to indemnify and hold harmless each member of the Seller Company Group and its Representatives against any Losses incurred by such Person to the extent that such Losses arise out of or are based upon the ownership and operation of the Subject Companies and their Subsidiaries from and after the Closing Date and not resulting from any condition or circumstance for which the Buyer would be entitled to indemnification under Section 10.02(a) without regard to any of the thresholds or deductibles or other limitations on amount set forth in Section 10.02(a). This indemnification shall be in addition to the indemnification provided under Section 10.02(a) and shall not be subject to the thresholds, deductibles and other limitations on amount set forth in Section 10.02(a).

          (e) In addition to the foregoing, the Seller agrees, from and after the Closing, to indemnify and hold harmless the Buyer, the Subject Companies and their Subsidiaries against any Losses incurred in any Proceeding brought by the City to the extent that such Losses arise out of or are based upon a breach of Section 21.01 of the Hamilton-Wentworth Agreement. This indemnification shall be in addition to the indemnification provided under Section 10.02(a) and shall not be subject to the thresholds, deductibles and other limitations on amount set forth in Section 10.02(a).

     Section 10.03. Procedures.

          (a) Promptly after receipt by the Indemnified Party under Section
     10.02 of notice of a Loss or the commencement of any Proceeding against which it believes it is indemnified under this Article, the Indemnified Party shall, if a claim in respect thereto is to be made against the Indemnifying Party under this Article, notify the Indemnifying Party in writing of the commencement thereof; provided, however, that the omission to notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party to the extent that the Indemnifying Party is not prejudiced by such omission.

          (b) The Indemnifying Party shall, on or before the 30th day after receipt of a notice of Loss or Proceeding given pursuant to subsection
     (a) of this Section, either (i) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding and pay the Indemnified Party the amount of such Loss or the amount in controversy in such Proceeding in immediately available funds (or establish by agreement with the Indemnified Party an alternative payment arrangement), (ii) acknowledge liability, as between the Indemnifying Party and the Indemnified Party, for such Loss or the amount in controversy in such Proceeding but disavow the validity of the Loss or Proceeding or the amount thereof and, in the case of a Proceeding to the extent that it shall so desire in accordance with subsection (d) of this Section, assume the legal defense thereof or
     (iii) object (or reserve the right to object until additional information is obtained) to the claim for indemnification or the amount thereof, setting forth the grounds therefor in reasonable detail. If the Indemnifying Party does not respond to the Indemnified Party as provided in this subsection within such 30-day period, the Indemnifying Party shall be deemed to have acknowledged its liability for such indemnification claim in accordance with clause (i) of this subsection and the Indemnified Party may exercise any and all of its rights under applicable Law to collect such amount.

          (c) An Indemnifying Party will not, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Party is an actual or potential party to such Proceeding) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability arising out of such Proceeding. If the Indemnifying Party has responded to the Indemnified Party pursuant to clause (i) of subsection (b) of this Section, the Indemnified Party may settle or compromise or consent to the entry of any judgment with respect to the Proceeding that was the subject of notice to the Indemnifying Party pursuant to subsection (b) of this Section without the consent of the Indemnifying Party (but no such settlement, compromise or consent shall increase the indemnification obligation of the Indemnifying Party to which it has consented pursuant to clause (i) of subsection (b) of this Section). Except as otherwise provided in the immediately preceding sentence and in subsection (d) of this Section, an Indemnified Party will not, without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld), settle or compromise or consent to the entry of any judgment with respect to any pending or threatened Proceeding, but, if such Proceeding is settled or compromised or if there is entered any judgment with respect to any such Proceeding, in either case with the consent of the Indemnifying Party, or if there be a final judgment for the plaintiff in any such Proceeding, the Indemnifying Party agrees to indemnify and hold harmless any Indemnified Party from and against any loss or liability by reason of such settlement, compromise or judgment.

          (d) If a Proceeding shall be brought against an Indemnified Party and it shall notify the Indemnifying Party thereof in accordance with subsection (a) of this Section, the Indemnifying Party shall, if it shall have responded to such notice in accordance with clause (ii) of subsection (b) of this Section be entitled to assume the legal defense thereof. The Indemnified Party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party unless (i) the employment of such counsel shall have been specifically authorized in writing by the Indemnifying Party, (ii) the Indemnifying Party shall have failed to assume the defense of such action or (iii) the named parties to any such Proceeding (including any impleaded parties) include both the Indemnified Party and the

     Indemnifying Party, and the Indemnified Party shall have been advised by such counsel that there is one or more legal defenses available to it that are different from or additional to those available to the Indemnifying Party. In any such case, the Indemnifying Party shall not, in connection with any one action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) for the Indemnified Party. Except as aforesaid, after notice from the Indemnifying Party to the Indemnified Party of its election to assume the defense of such claim or such action, the Indemnifying Party shall not be liable to the Indemnified Party under this Section for any attorneys' fees or other expenses (except reasonable costs of investigation) subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party does not or cannot assume the defense of a Proceeding as to which it has acknowledged liability, as between itself and the Indemnified Party, pursuant to clause (ii) of subsection (b) of this Section, the Indemnified Party may require the Indemnifying Party to reimburse it on a current basis for its reasonable expenses of investigation, reasonable attorneys' fees and expenses and reasonable out-of-pocket expenses incurred in the defense thereof and the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party.

          (e) In the case of a Loss as to which the Indemnifying Party shall have responded pursuant to clause (iii) of subsection (b) above, the parties shall attempt in good faith to resolve their differences for a period of 60 days following receipt by the Indemnified Party or Parties of the response of the Indemnifying Party pursuant to subsection (b) above and, if the parties are unable to resolve their differences within such period, the Indemnified Party or Parties may submit the matter to judicial proceedings.

     Section 10.04. Consequential Damages. Except to the extent any such damages may arise from a third party claim with respect to which a party hereto is entitled to indemnification under this Agreement, no party to this Agreement nor any of its Representatives shall be liable to any other party hereto or any of its Representatives for claims for punitive special, exemplary or consequential damages, including damages for loss of profits, loss of use or revenue or losses by reason of cost of capital, arising out of or relating to this Agreement or the transactions contemplated hereby, regardless of whether a claim is based on contract, tort (including negligence), strict liability, violation of any applicable deceptive trade practices act or similar Law or any other legal or equitable principle, and each party releases the other and its Representative from liability for any such damages. No party shall be entitled to rescission of this Agreement as a result of breach of any other party's representations, warranties, covenants or agreements, or for any other matter.

     Section 10.05. Sole Remedy. From and after the Closing, the provisions of this Article X and the indemnification provisions set forth in Sections 3.05,
5.06 and 7.02 of this Agreement, in each case subject to the limitations set forth therein, shall be the sole and exclusive remedy of each party hereto for
(i) any breach of a party's representations or warranties contained in this Agreement or (ii) any breach of a party's covenants or agreements contained in this Agreement. The Buyer, the Seller and the Parent are the only parties entitled to exercise any remedy provided by this Article X.

     Section 10.06. Tax Effect of Payments. The parties agree that any indemnification payment made pursuant to this Article X shall be treated for Tax purposes as an adjustment of the Purchase Price unless otherwise required by applicable Law.

                                 ARTICLE XI.
                       TERMINATION, AMENDMENT AND WAIVER

     Section 11.01. Termination. This Agreement may be terminated at any time prior to the Closing:

          (a) by written consent of the Buyer and the Seller;

          (b) by notice of termination from the Seller to the Buyer:

               (i) upon a breach by the Buyer or the Parent of a representation or warranty of the Buyer set forth in Article V of this Agreement or of the Parent set forth in Section 12.02 of this Agreement, which representation or warranty contains a reference to "Material Adverse Effect" or is otherwise qualified as to materiality, or

               (ii) upon a material breach by the Buyer or the Parent of any other representation or warranty of the Buyer set forth in Article V of this Agreement or of the Parent set forth in Section 12.02 of this Agreement or of any covenant or agreement of the Buyer or the Parent set forth in this Agreement, in any case such that the Closing Conditions set forth in Sections 9.02(a) or 9.02(b) would not be satisfied, provided that subject to
     Section 11.01(d) herein, such breach has not been cured on or before the 30th day (or, if the breach reasonably requires more than 30 days to cure, such longer period of time reasonably required to cure the breach so long as at all times during such longer period the Buyer or the Parent, as the case may be, has commenced and is diligently pursuing the cure) after the earlier of receipt by the Seller of notice from the Buyer or the Parent, as the case may be, of such breach in accordance with Sections 8.01(c)(iv) and 13.01 of this Agreement or receipt by the Buyer or the Parent, as the case may be, of notice from the Seller of such breach;

          (c) by notice of termination from the Buyer to the Seller:

               (i) upon a breach by the Seller of a representation or warranty of the Seller set forth in Articles III or IV of this Agreement, which representation or warranty contains a reference to "Material Adverse Effect" or is otherwise qualified as to materiality, or

               (ii) upon a material breach by the Seller of any other representation or warranty of the Seller set forth in Article III or IV of this Agreement or of any covenant or agreement of the Seller set forth in this Agreement, in any case such that the Closing Conditions set forth in Sections 9.03(a) or 9.03(b) would not be satisfied, provided that subject to
     Section 11.01(d) herein, such breach has not been cured on or before the 30th day (or, if the breach reasonably requires more than 30 days to cure, such longer period of time reasonably required to cure the breach so long as at all times during such longer period the Seller has commenced and is diligently pursuing the cure) after the earlier of receipt by the Buyer of notice from the Seller of such breach in accordance with Sections 8.01(c)(iv) and 13.01 of this Agreement or receipt by the Seller of notice from the Buyer of such breach; or

          (d) by notice of termination from either the Seller or the Buyer to the other if, notwithstanding anything to the contrary contained herein, the transactions contemplated hereby shall not have been consummated before November 30, 2001; provided, however, a party seeking termination pursuant to this Section 11.01(d) shall in no event be the party that causes such transactions to not be consummated by such date due to an inability to satisfy its Closing Conditions because it, and, in the case of the Buyer, it or the Parent, willfully and intentionally breached its representations, warranties, covenants or agreements contained in this Agreement to prevent the consummation of the transactions contemplated herein.

     Section 11.02. Effect of Termination.

          (a) Except as set forth in Sections 11.02(b) and 11.02(c), in the event of the termination of this Agreement pursuant to Section 11.01, this Agreement shall become null and void and be of no further force or effect and there shall be no liability or obligation hereunder on the part of any party or any of its Subsidiaries or Representatives to any other party.

          (b) Upon a termination by the Seller under Section 11.01(b) or by the Buyer or the Parent under Section 11.01(c), if the breach giving rise to the right to terminate was committed willfully and intentionally by a party to prevent the consummation of the transactions contemplated herein, the terminating party shall be entitled to all remedies available at Law or in equity, subject to Section 10.04.

          (c) The provisions of this Section 11.02 and of Sections 1.01, 1.02, 3.05, 5.06, 8.02, 8.04 and 10.04 and of Articles XII and XIII shall survive any termination under Section 11.01. In addition, the Confidentiality Agreement shall remain in full force and effect in accordance with its terms. Upon request of the other party, each party shall return to the other party all documents and other materials furnished by the other party relating to the transaction contemplated hereby, whether such documents or materials were furnished before or after the date of this Agreement.

     Section 11.03. Waiver. At any time prior to the Closing, any party hereto may (a) extend the time for the performance of any of the obligations or other acts of any other party, (b) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance by any other party with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party making such extension or waiver.

                                 ARTICLE XII.
                               FINANCIAL SUPPORT

     Section 12.01. Guarantee of Parent. The Parent hereby unconditionally and irrevocably guarantees to the Seller the due and punctual payment by the Buyer (and its permitted assigns) of all amounts payable to the Seller under Article II and Section 7.02 of this Agreement. If the Buyer shall fail or be unable to pay such amounts as and when the same shall become due and payable, the Parent shall be obligated to pay or cause to be paid such amounts to the Seller in accordance with the terms hereof. This guaranty is a guaranty of payment, performance and compliance and not of collectibility and is in no way conditioned or contingent upon any attempt to collect from or enforce performance or compliance by the Buyer or upon any other event or condition whatsoever.

     Section 12.02. Representation and Warranties Regarding Parent. The Parent represents and warrants to the Seller that:

          (a) Organization and Qualification; Capitalization. The Parent is a legal entity duly organized, validly existing and in good standing under the Laws of Delaware. The Parent is the beneficial owner of all of the issued and outstanding Equity Securities of the Buyer.

          (b) Authorization of Agreement. The Parent has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Parent of this Agreement and the performance by the Parent of its obligations hereunder have been duly and validly authorized by all requisite corporate action on the part of the Parent and no other corporate proceedings on the part of the Parent are necessary to consummate the transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by the Parent and (assuming due authorization, execution and delivery hereof by the Seller and the Buyer) constitutes the legal, valid and binding obligations of the Parent, enforceable against the Parent in accordance with its terms, except as enforcement hereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting the enforcement of creditors' rights generally and legal principles of general applicability governing the availability of equitable remedies (whether considered in a proceeding in equity, at law or under otherwise applicable Law).

          (c) Approvals and Consents. Except for Legal Requirements the noncompliance with which would not prevent the Parent from performing this Agreement in all material respects, no filing or registration with, no waiting period imposed by and no Authorization of any Governmental Authority is required under any Legal Requirement applicable to the Parent to permit the Parent to execute, deliver or perform this Agreement or to consummate the transactions contemplated hereby. No Third Person Consent is required to permit the Parent to execute, deliver and perform this Agreement or to consummate the transactions contemplated hereby.

          (d) No Violation. Upon effectuation of all filings and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all Authorizations of any Governmental Authority, neither the execution and delivery by the Parent of this Agreement nor the performance by the Parent of its obligations hereunder (i)(A) violates or breaches or causes a default under any of the terms of any Legal Requirement applicable to the Parent, (B) contravenes the certificate of incorporation, bylaws or any other organizational document of the Parent or (C) violates or breaches or causes a default or gives rise to any right of termination, purchase or amendment under any of the terms, conditions or provisions of any indenture, loan, credit agreement contract, agreement, written commitment, license or other instrument to which the Parent or any of its Subsidiaries is a party or by which the Parent or any of its Subsidiaries or any of its properties or assets are bound or affected or (ii) will, with the passage of time, the giving of notice or the taking of any action by a third Person, have any of the effects set forth in clause (i) of this Section 12.02(d), except in any such case for any matters described in this Section 12.02(d) that would not prevent the Parent from performing this Agreement.

     Section 12.03. Financial Support of Seller. If at any time after the Closing and prior to the fourth anniversary of the Closing Date, (a) any Person other than the Seller or one of its Subsidiaries shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of a majority or more of the outstanding securities of Wessex, (b) the Seller shall sell all or substantially all of the assets of Wessex to a Person other than a wholly owned Subsidiary of the Seller (other than in connection with a bona fide financing transaction involving the retention of operations and control of such assets by Seller or a Subsidiary of Seller that does not materially dilute the benefits to the Buyer set forth in this Section 12.03), (c) a liquidation or dissolution shall occur with respect to Wessex or (d) the credit ratings assigned to the debt of Wessex by any of Standard & Poor's, Moody's Investors Service and Fitch, Inc. as of the Closing Date shall have been downgraded to a credit rating below BBB+, A3 and A-, respectively, then the Seller shall promptly provide as financial support for its obligations under this Agreement, at its sole election, either (i) a letter of credit issued by a financial institution reasonably acceptable to the Buyer in an amount equal to 35% of the Purchase Price less any amounts previously paid to the Buyer pursuant to Section 10.02(a) of this Agreement as of the date of first occurrence of an event specified in clauses (a), (b), (c) or (d) and through the fourth anniversary of the Closing Date, or (ii) a guaranty from Enron Corp. of the Seller's obligations under this Agreement substantially similar to the guarantee provided in Section 12.01.

                                ARTICLE XIII.
                                 MISCELLANEOUS

     Section 13.01. Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given (i) on the date delivered if delivered personally to the parties, (ii) on the date delivered if sent by registered or certified mail (return receipt requested), (iii) on the date of delivery by a reputable internationally recognized overnight courier service or (iv) on the date of transmission if sent by electronic transmission to the telecopier number specified below:

     If to the Seller, to:

         Azurix Corp.
         333 Clay Street, Suite 1000
         Houston, Texas  77002
         Attention:  General Counsel
         Telecopy:  (713) 345-5330

                  Copy to:

         Vinson & Elkins L.L.P.
         2300 First City Tower
         1001 Fannin Street
         Houston, Texas  77002
         Attention:  Kevin P. Lewis
         Telecopy:  (713) 615-5967

     If to the Buyer or the Parent, to:

         American Water Services, Inc.
         c/o American Water Works Company, Inc.
         1023 Laurel Oak Road
         Voorhees, New Jersey  08043
         Attention:  W. Timothy Pohl
                           General Counsel and Secretary
         Telephone:  (856) 346-8200
         Telecopy:  (856) 346-8299

                  Copy to:

         Simpson Thacher & Bartlett
         425 Lexington Avenue
         New York, New York  10017
         Attention:  Mario A. Ponce
         Telephone:  (212) 455-3442
         Telecopy:  (212) 455-2502

or to such other address or telecopier number as such party may, from time to time, designate in a notice given in a like manner.

     Section 13.02. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

     Section 13.03. Entire Agreement. This Agreement (together with the Annexes hereto, the Seller's Disclosure Letter and the Buyer's Disclosure Letter) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof (other than the Confidentiality Agreement which is incorporated by reference in Section 8.01(e) of this Agreement and shall continue in full force and effect in accordance with
Section 8.01(e) or Section 11.02(c), as applicable).

     Section 13.04. Assignment. This Agreement and the rights of any party hereto may not be assigned, and the obligations of any party hereto may not be delegated, in whole or in part, without the prior written consent of the other party, which consent shall not be withheld unreasonably; provided, however, that the Buyer may assign this Agreement, or any interest herein, and may delegate any duty or obligation hereunder, without the consent of the Seller, to one or more Affiliates of the Buyer if the Buyer reasonably ensures that, at the time of such assignment or delegation, any such Affiliate is adequately capitalized and appropriately staffed to be able to discharge the duties and obligations so assigned or delegated; and provided, further, that, notwithstanding any such assignment or delegation, the Buyer and the Parent shall not be released from any, and shall remain liable for all, of their respective obligations under this Agreement and the guaranty under Section
12.01 shall apply to the applicable obligations of the assignee. This Agreement may also be assigned by operation of Law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Any purported assignment of this Agreement in violation of this Section 13.04 shall be null and void.

     Section 13.05. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

     Section 13.06. Failure or Indulgence Not Waiver. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

     Section 13.07. Disclosure Letters. Each of the Seller's Disclosure Letter and the Buyer's Disclosure Letter has been arranged in paragraphs or schedules corresponding to the relevant Sections of this Agreement. Any matter disclosed by a party in its Disclosure Letter pursuant to any Section or subsection of this Agreement shall be deemed to have been disclosed by such party for purposes of each other Section or subsection of this Agreement to which the relevance is readily apparent on its face.

     Section 13.08. Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with, and governed by, the laws of the State of New York applicable to agreements made and to be performed wholly within such jurisdiction.

     Section 13.09. Counterparts. This Agreement may be executed in multiple counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

     Section 13.10. Amendment. This Agreement may be amended only by a written instrument executed by the parties.

     Section 13.11. Disclaimer. Except for the representations and warranties expressly contained in Articles III and IV of this Agreement, the Seller does not make any express or implied representation or warranty, including with respect to the Seller, the Subject Companies and their Subsidiaries, the Businesses or the Subject Company Stock. The Seller and the Buyer agree that, to the extent required by applicable Law to be effective, the disclaimers of the representations and warranties contained in this section are "conspicuous."

         IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                 AZURIX CORP.



                                 By:      /s/ Amanda Martin
                                        ---------------------------------------
                                 Name:    Amanda K. Martin
                                        ---------------------------------------
                                 Title:   Executive Director and President,
                                          North America
                                        ---------------------------------------


                                 AMERICAN WATER SERVICES, INC.


                                 By:      /s/ Jorge Carrasco
                                        ---------------------------------------
                                 Name:    Jorge Carrasco
                                        ---------------------------------------
                                 Title:   President
                                        ---------------------------------------


                                 AMERICAN WATER WORKS COMPANY, INC.


                                 By:      /s/ Ellen C. Wolf
                                        ---------------------------------------
                                 Name:    Ellen C. Wolf
                                        ---------------------------------------
                                 Title:   Vice President and Chief
                                          Financial Officer
                                        ---------------------------------------

                                    ANNEX A

                                  DEFINITIONS

         "AAA Arbitration" shall mean arbitration under the Commercial Arbitration Rules of the American Arbitration Association.

         "Accounting Mediator" shall have the meaning ascribed to such term in subsection (b) of Section 2.06.

         "Adjusted GAAP Principles" shall have the meaning ascribed to such term in subsection (a) of Section 2.06.

         "Affiliate" shall mean a Person controlling, controlled by or under common control with another Person. For this purpose, control shall mean the ability to direct the management and affairs of a Person, whether through ownership of securities, by contract or otherwise. For purposes of this Agreement, other than Section 6.07 and Section 10.02(a), Enron Corp. and its Subsidiaries (other than the Seller and its Subsidiaries) are deemed not to be Affiliates of the Seller and its Subsidiaries.

         "Agreement" shall have the meaning ascribed to such term in the introductory paragraph of this agreement.

         "AIC" shall mean Azurix Industrials Corp., a Delaware corporation.

         "AIC Balance Sheet" shall mean the balance sheet as of March 31, 2001 included in the AIC Financial Statements.

         "AIC Financial Statements" shall mean the unaudited consolidated balance sheet of AIC and its Subsidiaries as of March 31, 2001 and the unaudited consolidated statements of results of operations of AIC and its Subsidiaries for the period then ended, as prepared in the ordinary course of the Seller's business for the Seller's internal use.

         "ANA" shall mean Azurix North America Corp., a Delaware corporation.

         "ANA Balance Sheet" shall mean the balance sheet as of December 31, 2000 included in the ANA Financial Statements.

         "ANA Financial Statements" shall mean (a) the unaudited consolidated balance sheet of ANA and its Subsidiaries as of March 31, 2001 and the unaudited consolidated statement of results of operations of ANA and its Subsidiaries for the period then ended, and (b) the audited consolidated balance sheet of ANA and its Subsidiaries as of December 31, 2000 and the audited consolidated statements of results of operations and cash flows for ANA and its Subsidiaries for the year then ended, together with the notes related thereto and the report of independent accountants as to the results of their audit of such financial statements.

         "Authorization" shall mean any franchise, permit, license, authorization, order, certificate, registration or other consent or approval granted by any Governmental Authority.

         "Benefit Plan" shall mean any pension, profit sharing, retirement, life, health, accident, disability, stock bonus, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, employment, change-in-control, deferred compensation, bonus or incentive compensation plan, agreement, program or policy (whether written or oral) sponsored, maintained or contributed to by a Subject Company or any of its Subsidiaries for the benefit of any of their present or former directors, officers, employees, agents, consultants or other similar representatives; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage, vacation, holiday and sick or other leave policies, (b) programs mandated by applicable Law and
(c) directors and officers' liability insurance.

         "Books and Records" shall mean all books and records of a Person relating to that Person's business, operations and activities, including all contracts and agreements to which such Person is a party or by which it is bound, its general and other ledgers, records of corporate or organizational proceedings, tax records, financial statements, documents of title to real/immovable and personal/movable property, personnel records, salary and wage records, inventory records and sales documentation.

         "Business" shall mean, with respect to a Subject Company and its Subsidiaries, the assets, properties, operations and businesses, subject to the liabilities and obligations related thereto, conducted by a Subject Company and its Subsidiaries, taken as a whole. The term "Businesses" shall mean all the Businesses of the Subject Companies and their respective Subsidiaries, taken as a whole.

         "Business Day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday unless such day shall be a day when financial institutions in the City of New York are authorized by Law to close.

         "Buyer" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Buyer's Disclosure Letter" shall mean that letter, together with the associated schedules, of even date herewith from the Buyer to the Seller setting forth, as required hereby, the information called for herein and the discrepancies from the representations, warranties and covenants of the Buyer contained herein.

         "CERCLA" shall mean the United States Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, and all Regulations and Orders implementing the same, as currently in effect.

         "City" shall mean The City of Hamilton, Ontario, Canada.

         "Claims" shall have the meaning ascribed to such term in Section
6.07.

         "Closing" shall have the meaning ascribed to such term in Section
2.04.

         "Closing Conditions" shall mean those conditions to the closing of the transactions contemplated hereby contained in Article IX.

         "Closing Balance Sheet" shall have the meaning ascribed to such term in subsection (a) of Section 2.06.

         "Closing Date" shall have the meaning ascribed to such term in
Section 2.04.

         "Closing Date 338(h)(10) Value" shall mean the amount equal to 50% of the present value of the Step-Up Amount, assuming (i) the amortization of the basis of all assets of the U.S. Companies that are members of the Seller Group over a 15-year period, (ii) a 35% effective tax rate, and (iii) a discount rate of 6%.

         "Closing Date Indebtedness" shall mean, on an aggregate basis for the Subject Companies and their Subsidiaries, (i)(A) the aggregate outstanding principal balance of all debt, whether or not evidenced by a promissory note or other security, including the current portion of any principal payment obligation with respect to any long term debt, plus (B) the aggregate amount of all capital leases, minus (ii) the aggregate outstanding principal balance of all notes receivable.

         "Closing Date Working Capital" shall mean, on an aggregate basis for the Subject Companies and their Subsidiaries, (i) the total current assets less (ii) the total current liabilities; provided, however, that Closing Date Working Capital shall not include (A) liabilities relating to pension or other post-retirement benefits or severance payments, (B) Taxes (including deferred Taxes) or (C) any amount otherwise included in Closing Date Indebtedness; and provided, further, that for purposes of this definition, current liabilities shall include all long-term liabilities not accrued as of December 31, 2000 associated with (w) pre-1999 acquisition contingencies, (x) loss contracts,
(y) purchase price earn-outs related to past acquisitions and (z) divestiture bonuses.

         "Code" shall have the meaning ascribed to such term in subsection (f) of Section 4.13.

         "Confidentiality Agreement" shall mean that certain Confidentiality Agreement dated April 23, 2001 between the Seller and American Water Works Company, Inc. (parent of the Buyer), as amended or supplemented from time to time.

         "Court" shall mean any court or arbitration tribunal established and functioning under the Laws of any nation or state, including the United States of America and Canada, or any political subdivision thereof, including any state of the United States of America and any province of Canada.

         "Differences" shall have the meaning ascribed to such term in subsection (b) of Section 2.06.

         "Environmental Laws and Regulations" shall mean any and all Laws, Regulations, or Orders of any Governmental Authority pertaining to health or the environment, and all other environmental conservation or protection Laws, Regulations or Orders.

         "Environmental Report" shall mean any report, study, assessment, audit, or other similar document that addresses any issue of actual or potential noncompliance with, actual or potential liability under or cost arising out of, or actual or potential impact on business in connection with, any Environmental Laws and Regulations or any proposed or anticipated change in or addition to any Environmental Laws and Regulations.

         "Equity Securities" shall mean the shares of capital stock of a corporation, the partnership interests in a limited partnership or the equity or similar securities of any other legal entity.

         "ERISA" shall have the meaning ascribed to such term in subsection
(e) of Section 4.13.

         "ERISA Affiliate" shall mean any employer other than the Seller, a Subject Company or any Subsidiary of a Subject Company that is or at any relevant time was, together with the Seller, any Subject Company or any Subsidiary of a Subject Company, treated as a single employer under section 414(b), 414(c) or 414(m) of the Code.

         "Escrow Agent" shall mean that certain federal banking institution selected by the Buyer and reasonably acceptable to the Seller to serve as escrow agent under the Escrow Agreement.

         "Escrow Agreement" shall mean the escrow agreement in the form attached hereto as Annex B relating to the agreement between the Buyer and the Seller with respect to the Hamilton-Wentworth Agreement.

         "Escrow Amount" shall mean $10,000,000 of the Purchase Price to be deposited with the Escrow Agent in accordance with the terms and conditions of the Escrow Agreement.

         "Estimated Closing Date Indebtedness" shall have the meaning ascribed to such term in Section 2.03.

         "Estimated Closing Date Working Capital" shall have the meaning ascribed to such term in Section 2.03.

         "Estimated Purchase Price" shall have the meaning ascribed to such term in Section 2.03.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Final Payment Date" shall have the meaning ascribed to such term in subsection (d) of Section 2.06.

         "Forms" shall have the meaning ascribed to such term in subsection
(f) of Section 8.03.

         "GAAP" shall mean United States generally accepted accounting principles, consistently applied.

         "Governmental Authority" shall mean any national, federal, regional, state, provincial, territorial, local, foreign or other governmental agency, authority, administrative agency, regulatory body, commission or instrumentality (other than a Court), including any multinational authority having governmental or quasi-governmental powers.

         "Guarantees" shall mean a contract or agreement under which the Seller or any member of the Seller Company Group shall have agreed to act as guarantor or surety with respect to any obligation of any of the Subject Companies or their Subsidiaries, whether by guaranty, suretyship contract, letter of credit, indemnity agreement, performance bond or otherwise.

         "Hamilton-Wentworth Agreement" shall mean that certain Plant Operations Agreement dated as of December 30, 1994 by and among the City (as successor to The Regional Municipality of Hamilton-Wentworth, Ontario, Canada), Philip Utilities Management Corporation and Philip Environmental, as amended by the First Amending Agreement dated as of January 4, 1995, the Second Amending Agreement dated as of May 20, 1997, the Third Amending Agreement dated as of January 1, 1997 and the Fourth Amending Agreement dated as of May 17, 1999.

         "Hazardous Substance" shall mean any hazardous substance or waste, including "hazardous substance" as specified in CERCLA; provided, however, that, to the extent the Laws of the state or locality in which the relevant substance or waste is located establish a meaning for "Hazardous Substance" that is broader than that specified in CERCLA, such broader meaning shall apply, and the term "Hazardous Substance" shall include all dehydration and treating wastes, waste (or spilled) petroleum and any fractions thereof, and waste (or spilled) petroleum products, and (to the extent regulated by Environmental Laws and Regulations) radioactive material, even if such are specifically exempt from classification as Hazardous Substances pursuant to CERCLA or the analogous statutes of any jurisdiction in which the relevant substance or waste is located.

         "Indemnified Party" shall have the meaning ascribed to such term in subsection (a) of Section 10.02.

         "Indemnifying Party" shall have the meaning ascribed to such term in subsection (a) of Section 10.02.

         "Independent Public Accounting Firm" shall mean an independent accounting firm that is not presently and has not in the past five years performed any services for or on behalf of the Buyer, the Seller, a Subject Company or any of their respective Affiliates.

         "Intercompany Indebtedness" shall mean any accounts payable or indebtedness, regardless of whether such indebtedness is evidenced by a promissory note or other security, owed by any member of any Subject Company Group to the Seller.

         "Knowledge" shall mean, with respect to the Seller, the actual knowledge of John L. Garrison, J. Michael Anderson, Amanda K. Martin, Quintin Kneen, John C. Ale and all directors and senior officers of the Subject Companies.

         "Law" shall mean any law, statute and ordinance of any nation or state, including the United States of America and Canada, and any political subdivision thereof, including any state of the United States of America and any province in Canada, including all decisions of Courts having the effect of law in any such jurisdiction.

         "Leased Personal Property" shall have the meaning ascribed to such term in Section 4.06.

         "Leased Property" shall have the meaning ascribed to such term in
Section 4.06.

         "Leased Real Property" shall have the meaning ascribed to such term in Section 4.06.

         "Legal Requirements" shall mean the obligations applicable to a specific Person imposed by Laws, Regulations and Orders.

         "Liabilities" shall have the meaning ascribed to such term in Section 6.07.
         "Lien" shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien, tenancy, encroachment, right-of-way, or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

         "Loss" shall have the meaning ascribed to such term in subsection (a) of Section 10.02.

         "Material Adverse Effect" shall mean any condition, change or effect, individually or in the aggregate, that would be material to and adverse to the business, assets, properties, results of operations or financial condition of a Person and its Subsidiaries, if any, taken as a whole, or, with respect to any party, to the ability of such party to consummate the transactions contemplated herein; provided, however, that, when used with reference to the Business of a Subject Company, the term shall apply to the Business of such Subject Company and its Subsidiaries taken as a whole, and, when used with reference to the Businesses, the term shall apply to the Business of all Subject Companies and their respective Subsidiaries taken as a whole.

         "Material Contract" shall mean any contract reasonably expected as of the date hereof to generate aggregate revenues or aggregate expenses during the term of such contract of $2 million or more to which a Subject Company or any of its Subsidiaries is a party and any other Scheduled Material Contract.

         "Order" shall mean any judgment, order or decree of any Court or Governmental Authority of competent jurisdiction.

         "Other Designated Contract" shall mean any contract, other than a Material Contract, reasonably expected as of the date hereof to generate aggregate revenues or aggregate expenses during the term of such contract of $1 million or more to which a Subject Company or any of its Subsidiaries is a party.

         "Owned Personal Property" shall have the meaning ascribed to such term in Section 4.06.

         "Owned Property" shall have the meaning ascribed to such term in
Section 4.06.

         "Owned Real Property" shall have the meaning ascribed to such term in
Section 4.06.

         "Parent" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Permitted Encumbrances" shall mean, with respect to a Subject Company and its Subsidiaries, the following:

                  (1) Liens for taxes, assessments and other governmental charges not delinquent or which are currently being contested in good faith by appropriate proceedings; provided that, in the latter case, the Subject Company or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

                  (2) mechanics' and materialmen's Liens not filed of record and similar charges not delinquent or which are filed of record but are being contested in good faith by appropriate proceedings; provided that, in the latter case, the Subject Company or one of its Subsidiaries shall have set aside on its books adequate reserves with respect thereto;

                  (3) Liens in respect of judgments or awards with respect to which the Subject Company or one of its Subsidiaries shall in good faith currently be prosecuting an appeal or other proceeding for review and with respect to which such Subject Company or such Subsidiary shall have secured a stay of execution pending such appeal or such proceeding for review; provided that, such Subject Company or such Subsidiary shall have set aside on its books adequate reserves with respect thereto;

                  (4) easements, leases, reservations or other rights of others in, or minor defects and irregularities in title to, property or assets of the Subject Company or any of its Subsidiaries; provided that, such easements, leases, reservations, rights, defects or irregularities do not materially impair the use of such property or assets for the purposes for which they are held; and

                  (5) any Lien or privilege vested in any lessor, licensor or permittor for rent or other obligations of the Subject Company or any of its Subsidiaries thereunder so long as the payment of such rent or the performance of such obligations is not delinquent.

         "Person" shall mean an individual, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Court or Governmental Authority.

         "Pre-Closing Tax Period" means any taxable period, or the portion thereof, ending on or before the Closing Date.

         "Pre-Closing Tax" shall have the meaning ascribed to such term in subsection (d)(iii) of Section 8.03.

         "Post-Closing Tax" shall have the meaning ascribed to such term in subsection (d)(iii) of Section 8.03.

         "Proceedings" shall have the meaning ascribed to such term in subsection (a) of Section 10.02.

         "Purchase Price" shall have the meaning ascribed to such term in
Section 2.02.

         "Purchase Price Adjustment Amount" shall have the meaning ascribed to such term in Section 2.05.

         "Purchase Price Allocation" shall have the meaning ascribed to such term in subsection (f) of Section 8.03.

         "Recoverable Loss" shall have the meaning ascribed to such term in subsection (a) of Section 10.02.

         "Regulation" shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as a national securities exchange in the United States of America.

         "Related Party Contract" shall have the meaning ascribed to such term in Section 4.18.

         "Release" shall mean any release, threatened release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, including, without limitation, the movement of Hazardous Substances through air, soil, surface water, ground water, wetlands, land or subsurface strata.

         "Representatives" shall mean, with respect to a Person, its Affiliates, officers, directors, employees, accountants, consultants, legal counsel, agents and other representatives.

         "Scheduled Material Contract" shall mean any contract reasonably be expected as of the date hereof to generate aggregate revenues or aggregate expenses during the term of such contract of $3 million or more to which a Subject Company or any of its Subsidiaries is a party and any other contract set forth in Schedule 4.12(a) to the Seller's Disclosure Letter.

         "SEC" shall have the meaning ascribed to such term in Section 4.19.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall have the meaning ascribed to such term in the introductory paragraph of this Agreement.

         "Seller Company Group" shall mean the Seller and each of the Subsidiaries of the Seller other than any member of any Subject Company Group.

         "Seller's Disclosure Letter" shall mean that letter, together with the associated schedules, of even date herewith from the Seller to the Buyer setting forth, as required hereby, the information called for herein and the discrepancies from the representations, warranties and covenants of the Seller contained herein.

         "Seller Group" shall have the meaning ascribed to such term in subsection (g) of Section 4.11.

         "Seller's Insurance Policies" shall have the meaning ascribed to such term in Section 6.07.

         "Step-Up Amount" shall mean the amount equal to (i) the sum of (A) 70% of the Purchase Price and (B) the liabilities for U.S. federal income tax purposes of the U.S. Companies that are members of the Seller Group as of the beginning of the day after the Closing Date, less (ii) the aggregate adjusted tax basis for U.S. federal income tax purposes of the assets of the U.S. Companies that are members of the Seller Group as of the close of business on the Business Day immediately preceding the Closing Date. The Step-Up Amount shall be determined using an iterative calculation.

         "Straddle Period" shall have the meaning ascribed to such term in subsection (d)(iii) of Section 8.03.

         "Straddle Period Tax Returns" shall have the meaning ascribed to such term in subsection (d)(iii) of Section 8.03.

         "Subject Company" shall mean each of ANA and AIC.

         "Subject Company Group" shall mean, with respect to each Subject Company, such Subject Company and each Subsidiary owned, directly or indirectly, by such Subject Company.

         "Subject Company Intellectual Property Rights" shall mean the existing software (including software under development), trade secrets and confidential information, know-how, customer lists, marketing and customer information, and materials which are the subject matter of copyright (e.g., manuals, documentation, etc.), intangible intellectual property rights, including applications for patents or issued patents, trademarks, service marks, trade names, or trade dress, and pending or issued registrations thereof, all copyrights and applications and registrations thereof, and written or oral agreements with third parties, in each case relating to a Subject Company or a Subsidiary of a Subject Company.

         "Subject Company Stock" shall mean all of the issued and outstanding Equity Securities of the Subject Companies.

         "Subsidiary" shall mean, with respect to a specified Person, any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than 50 percent of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

         "Tax" or "Taxes" shall mean all forms of taxation imposed by any federal, state, provincial, territorial, local, foreign or other taxing authority, including income, capital, goods and services, alternative or minimum, franchise, property, sales, use, excise, employment, unemployment, payroll, social security, estimated, value added, ad valorem, transfer, recapture, withholding and other taxes of any kind, including any imposts, rates, assessments and government fees, charges or dues lawfully levied, assessed or imposed by or on behalf of any Governmental Authority (including Canada Pension Plan and Employment Insurance premiums), and including any interest, fines, penalties and additions thereto.

         "Tax Items" shall have the meaning ascribed to such term in subsection (a) of Section 4.11.

         "Tax Return" shall mean any report, return, document, declaration or other information or filing required to be supplied to any taxing authority with respect to Taxes, including any amendment made with respect thereto.

         "Tax Sharing Agreements" shall have the meaning ascribed to such term in subsection (c) of Section 8.03.

         "Third Person Consents" shall mean any approval, consent, amendment or waiver of or notice to a Person, other than a wholly owned Subsidiary of the Seller or the Buyer, that is required in order to effect the transactions contemplated hereby or any part thereof.

         "Transfer Taxes" shall have the meaning ascribed to such term in subsection (a) of Section 8.03.

         "U.S. Company" shall mean any Subject Company or Subsidiary of a Subject Company that is incorporated under the laws of any state of the United States.

         "Wessex" shall mean Wessex Water Services Limited, a company that is incorporated in England and Wales that is a wholly-owned indirect Subsidiary of the Seller.